Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of this 16th day of May, 2014, by and between EMERSON ELECTRIC CO., a Missouri corporation (“Seller”), and BEL FUSE INC., a New Jersey corporation (“Buyer”).  Capitalized terms are defined in ARTICLE I.

RECITALS

A.           Buyer desires to purchase (i) all of the outstanding capital stock (the “CS Shares”) of Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation (“CS”), (ii) the entire equity interest (the “China Shares”) of Emerson Network Power Connectivity Solutions (Shanghai) Co., Ltd., a limited liability company established under the laws of the People’s Republic of China (“China CS”) and (iii) all of the outstanding share capital (the “UK Shares” and collectively with the CS Shares and the China Shares, the “Shares”) of Emerson Network Power Connectivity Solutions Limited, a private limited company established under the laws of England and Wales (“UK CS” and collectively with CS and China CS, the “Companies”) from Seller or one of its direct or indirect wholly-owned subsidiaries on the following terms and conditions; and

B.           Seller desires to cause (i) JTP Industries, Inc., a Delaware corporation (“JTP”) to sell the CS Shares to Buyer (or a designated Affiliate thereof), (ii) Emerson Electric (China) Holdings Co., Ltd., a limited liability company established under the laws of the People’s Republic of China (“China Holdings”) to sell the China Shares to Buyer (or a designated Affiliate thereof) and (iii) Emerson Holding Company Limited, a private limited company established under the laws of the United Kingdom (“Holdings Limited” and collectively with JTP and China Holdings, the “Holding Companies”) to sell the UK Shares to Buyer (or a designated Affiliate thereof), all on the following terms and conditions.

C.           Concurrently with the execution of this Agreement, China Holdings and Buyer have executed the China Transfer Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this ARTICLE I:

1.1 “Acquisition” means any acquisition of a business, whether through the purchase of stock, partnership interests, membership interests, or all or substantially all of the assets of such business, merger or otherwise.

1.2 “Affiliate” with respect to any specified Person, means any Person which is controlling, controlled by, or under common control, directly or indirectly, with such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Agreed Accounting Principles” has the meaning set forth in Section 2.6(a).

1.4 “Agreement” means this Stock Purchase Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules and Exhibits hereto.

1.5 “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, the Anti-Monopoly Law of the Peoples Republic of China, and all other federal, state and foreign Laws, if any, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

1.6 “Arbiter” means the firm or individual appointed under Section 2.6(d).

1.7 “Balance Sheet” has the meaning set forth in Section 1.97.

1.8 “Balance Sheet Date” has the meaning set forth in Section 1.97.

1.9 “Base Cash” means all cash and cash equivalents per books of CS, UK CS and the Subsidiaries.

1.10 “Base Closing” has the meaning set forth in Section 2.5(a).

1.11 “Base Closing Date” has the meaning set forth in Section 2.5(a).

1.12 “Base Closing Payment” means an amount equal to (a) Ninety-Two Million U.S. Dollars (U.S. $92,000,000), plus (b) Base Estimated Cash, less (c) the amount, if any, by which the Base Estimated Net Working Capital is less than the Base Target Net Working Capital, plus (d) the amount, if any, by which the Base Estimated Net Working Capital is greater than the Base Target Net Working Capital.

1.13 “Base Closing Statement” has the meaning set forth in Section 2.6(c).

1.14 “Base Company Confidential Information” has the meaning set forth in Section 6.7(b).

1.15 “Base Determination Date” has the meaning set forth in Section 2.6(d).

1.16 “Base Effective Time” means the effective time of the Base Closing, which shall be deemed to be as of 11:59 p.m. CST on the Base Closing Date.

1.17 “Base Estimated Cash” has the meaning set forth in Section 2.6(a).

1.18 “Base Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

1.19 “Base Final Adjustment Amount” has the meaning set forth in Section 2.6(e)(iii).

1.20 “Base Final Cash” has the meaning set forth in Section 2.6(d).

1.21 “Base Final Cash Adjustment Amount” has the meaning set forth in Section 2.6(e)(ii).

1.22 “Base Final Net Working Capital” has the meaning set forth in Section 2.6(d).

1.23 “Base Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.6(e)(i).

1.24 “Base Good Faith Statement” has the meaning set forth in Section 2.6(a).

1.25 “Base Net Working Capital” has the meaning set forth on Schedule 2.6(a).

1.26 “Base Proposed Final Cash” has the meaning set forth in Section 2.6(c).

1.27 “Base Proposed Final Net Working Capital” has the meaning set forth in Section 2.6(c).

1.28 “Base Purchase Price” has the meaning set forth in Section 2.2.

1.29 “Base Target Net Working Capital” means $10,395,000 and is calculated in accordance with Schedule 2.6(a).

1.30 “Benefit Plan(s)” has the meaning set forth in Section 3.17(a).

1.31 “Business” means the business, as presently conducted by the Companies and Subsidiaries, of designing, manufacturing, marketing, selling and distributing the Products.  Without limiting the generality of the foregoing, the Business includes the assets, liabilities, equity and results of operations reflected in the Financial Statements.

1.32 “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the state of Missouri.

1.33 “Buyer” has the meaning set forth in the Preamble.

1.34 “Buyer Indemnified Persons” has the meaning set forth in Section 9.1.

1.35 “Buyer’s Knowledge” means the actual knowledge, following reasonable inquiry of his or her direct reports, of the following individuals: Daniel Bernstein, Dennis Ackerman, Pete Bittner and Colin Dunn.

1.36 “Buyer’s 401(k) Plan” has the meaning set forth in Section 5.2(a)(i).

1.37 “Cause” means:  (i) a Transferred Employee’s refusal, failure or inability to adequately perform duties assigned to such Transferred Employee after a written demand by the entity employing such Transferred Employee identifying the manner in which it believes such Transferred Employee has not performed such Transferred Employee’s duties and such Transferred Employee’s subsequent failure to cure the identified problem within a reasonable time; (ii) a Transferred Employee’s alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) a Transferred Employee’s commission of fraud or dishonesty, including, without limitation, fraud, embezzlement and theft, against the entity employing such Transferred Employee or its subsidiaries or affiliates, or willful conduct involving a third party which impairs the reputation of or harms such entity or its subsidiaries or affiliates; (iv) a Transferred Employee’s negligence or misconduct in the course of employment or failure to follow the entity employing such Transferred Employee’s policies and procedures, including with respect to employment, and such Transferred Employee’s subsequent failure to cure the identified problem within a reasonable time after notice; (v) a Transferred Employee’s breach of any obligation or duty to the entity employing the Transferred Employee or its subsidiaries or affiliates (whether arising by statute, common law, contract or otherwise); (vi) conviction of (or the entry of a plea of guilty or nolo contendere to) a misdemeanor involving moral turpitude or a felony; or (vii) a Transferred Employee’s termination for reasons defined as for “cause” in any agreement in which such Transferred Employee has or may enter into with the entity employing such Transferred Employee or its subsidiaries or affiliates.

1.38 “CERCLA” has the meaning set forth in Section 1.90.

1.39 “Intentionally Omitted”.

1.40 “Intentionally Omitted”.

1.41 “China Approval Authority” means the original examination and approval authority of China CS.

1.42 “China Approvals” has the meaning set forth in Section 6.25(a).

1.43 “China Cash” means all cash and cash equivalents per books of China CS.

1.44 “China Closing” has the meaning set forth in Section 6.25(c).

1.45 “China Closing Date” means the date on which the China Closing occurs.

1.46 “China Closing Payment” means an amount equal to Six Million U.S. Dollars (U.S. $6,000,000).

1.47 “China Closing Statement” has the meaning set forth in Section 2.7(b).

1.48 “China Company Confidential Information” has the meaning set forth in Section 6.7(b).

1.49 “China CS” has the meaning set forth in the Recitals.

1.50 “China CS New Articles” means the amended Articles of Association of China CS signed by Buyer, substantially in the form of the Articles of Association of China CS dated June 2006, as amended June 2007, save that any reference to Seller or any of Seller’s Affiliates shall be deleted and replaced with Buyer and amendments thereto shall be made to reflect the transaction described in the China Transfer Agreement.

1.51 “China Determination Date” has the meaning set forth in Section 2.7(c).

1.52 “China Effective Time” means the effective time of the China Closing, which shall be deemed to be as of 11:59 p.m. CST on the China Closing Date.

1.53 “China Final Adjustment Amount” has the meaning set forth in Section 2.7(d)(ii).

1.54 “China Final Cash” has the meaning set forth in Section 2.7(c).

1.55 “China Final Net Working Capital” has the meaning set forth in Section 2.7(c).

1.56 “China Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.7(d)(i).

1.57 “China Holdings” has the meaning set forth in the Recitals.

1.58 “China Intellectual Property License” has the meaning set forth in Section 7.5(f).

1.59 “China Net Working Capital” has the meaning set forth on Schedule 2.6(a).

1.60 “China Proposed Final Cash” has the meaning set forth in Section 2.7(b).

1.61 “China Proposed Final Net Working Capital” has the meaning set forth in Section 2.7(b).

1.62 “China Purchase Price” has the meaning set forth in Section 2.4.

1.63 “China Shares” has the meaning set forth in the Recitals.

1.64 “China Target Net Working Capital” means negative $1,198,000 and is calculated in accordance with Schedule 2.6(a).

1.65 “China Transfer Agreement” means an equity transfer agreement executed by China Holdings and Buyer, in the form of Exhibit B effecting the transfer of all of the China Shares as provided herein and therein

1.66 “China Transfer Documents” means, collectively, the China Transfer Agreement, the China CS New Articles, and all documents that are necessary to obtain the approval from the China Approval Authority to approve the transfer of the China Shares as contemplated by this Agreement, signed or provided by China Holdings or Buyer (as the case may be), a list of which is annexed hereto as Exhibit A.

1.67 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

1.68 “Companies” has the meaning set forth in the Recitals.

1.69 “Company Confidential Information” has the meaning set forth in Section 6.7(b).

1.70 “Company Debt” means, without duplication, all liabilities of the Companies and Subsidiaries for: (a) borrowed money; (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument; (c) any drawn letters of credit; (d) deferred purchase price of property or services (other than trade payables); (e) lease obligations that are required to be classified as capitalized lease obligations in accordance with GAAP; and (f) any accrued interest, fees or penalties in respect of any of the foregoing; provided, however, that Company Debt shall not include any liabilities or obligations taken into account in determining Base Net Working Capital or China Net Working Capital.

1.71 “Competitive Activities” has the meaning set forth in Section 6.8(a).

1.72 “Confidentiality Agreement” means the confidentiality agreement, dated as of January 28, 2014 by and between Seller and Buyer.

1.73 “Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument to which any Company or Subsidiary is a party or by which any Company or Subsidiary is bound.

1.74 “Converted Subsidiary” has the meaning set forth in Section 6.17(i).

1.75 “CS” has the meaning set forth in the Recitals.

1.76 “CS Shares” has the meaning set forth in the Recitals.

1.77 “Current Representation” has the meaning set forth in Section 6.15(a).

1.78 “Customs and International Trade Laws” shall mean any Law, permit or other decision or requirement having the force or effect of Law and as amended from time to time, of any governmental entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury.

1.79 “Debt Commitment Letter” has the meaning set forth in Section 4.6.

1.80 “Debt Financing Agreements” has the meaning set forth in Section 6.23.

1.81 “Debt Financing Sources” has the meaning set forth in Section 6.21.

1.82 “De Minimis Claim” has the meaning set forth in Section 9.6(a).

1.83 “Designated Person” has the meaning set forth in Section 6.15(a).

1.84 “DOJ” has the meaning set forth in Section 6.5(b).

1.85 “Emerson’s 401(k) Plan” has the meaning set forth in Section 5.2(a)(i).

1.86 “Emerson Trademarks” has the meaning set forth in Section 6.11.

1.87 “Employee” has the meaning set forth in Section 3.16(e).

1.88 “Encumbrances” means material mortgages, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, restrictive covenants or other encumbrances.

1.89 “Environmental Condition” means (a) any contamination at or migrating from any real property at which any Company conducted operations (now or in the past) arising out of any Release of Hazardous Materials, or (b) any contamination at any third party location arising out of a Release of Hazardous Materials generated, used, owned or controlled by any Company.

1.90 “Environmental Law” means any or all Laws relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including without limitation: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (b) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (c) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, 42 U.S.C. §6901 et seq.; and (e) the Federal Clean Air Act, 42 U.S.C. §7401 et seq., together with all rules, regulations and orders issued thereunder or any state equivalents thereto, and each as any of the same may have been amended up to the date hereof.

1.91 “Environmental Matters” has the meaning set forth in Section 9.7.

1.92 “Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.93 “Equity Transfer Agreements” means the China Transfer Agreement and the UK Transfer Agreement.

1.94 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

1.95 “FCPA” has  the meaning set forth in Section 3.24(a).

1.96 “Federal Funds Rate” means, for any given day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, arranged by federal funds brokers on such day, as it appears in the Wall Street Journal on the Business Day next succeeding such day.

1.97 “Financial Statements” means the consolidated balance sheet of the Companies (the “Balance Sheet”) as of March 31, 2014 (the “Balance Sheet Date”), and the interim statement of profit and loss of the Companies for the six (6) months ended March 31, 2014, and the consolidated balance sheets of the Companies and related statements of profit and loss for the twelve (12) month periods ended September 30, 2013, September 30, 2012 and September 30, 2011.

1.98 “Financing” has the meaning set forth in Section 4.6.

1.99 “FTC” has the meaning set forth in Section 6.5(b).

1.100 “Fundamental Representation” has the meaning set forth in Section 9.5.

1.101 “GAAP” means U.S. generally accepted accounting principles as used consistently by Seller in the preparation of the Financial Statements.

1.102 “Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in any Environmental Law, including without limitation, petroleum, petroleum products, asbestos, asbestos containing materials, urea formaldehyde and polychlorinated biphenyls.

1.103 “Holding Companies” has the meaning set forth in the Recitals.

1.104 “Holdings Limited” has the meaning set forth in the Recitals.

1.105 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.106 “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts), and including all interest, penalties and additions imposed with respect to such amounts.

1.107 “Income Tax Return” means any Tax Return relating to Income Taxes.

1.108 “Indemnification Deductible” has the meaning set forth in Section 9.6(b).

1.109 “Indemnifying Party” has the meaning set forth in Section 9.3.

1.110 “Injured Party” has the meaning set forth in Section 9.3.

1.111 “Intellectual Property” means any of the following, to the extent material, or reasonably expected to be material, to the Business:  United States or foreign (i) patents, and applications therefor; (ii) registered and unregistered trademarks, service marks, trade names, trade dress and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with all goodwill associated therewith; (iii) registered and unregistered copyrights and applications for registration; (iv) internet domain names, applications and reservations therefor; and (v) trade secrets and proprietary information not otherwise listed in (i) through (iv) above, including unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, pricing and cost information, business and marketing plans, technical data, customer and supplier lists, computer software programs, databases, data collections and other proprietary information or material of any type.

1.112 “IRS” means the United States Internal Revenue Service.

1.113 “JTP” has the meaning set forth in the Recitals.

1.114 “Law” means any federal, state, municipal or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

1.115 “Leased Personal Property” has the meaning set forth in Section 3.9(c).

1.116 “Leased Real Property” has the meaning set forth in Section 3.9(a).

1.117 “Leases” has the meaning set forth in Section 3.9(a).

1.118 “Legal Proceedings” means any claim, action, suit, investigation, complaint, petition, litigation, arbitration or other proceeding, whether civil or criminal, at law or in equity, whether brought, initiated, asserted or maintained by a governmental entity or any other Person.

1.119 “Liabilities” means all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.

1.120 “Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, Liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of suits and Legal Proceedings, and reasonable fees and disbursements of counsel).

1.121 “Material Adverse Effect” means a material adverse effect, or a change, effect, event or development that could reasonably be expected to have a material adverse effect, on the business, assets, prospects, financial condition or results of operations of the Companies and Subsidiaries taken as a whole (after taking into account any insurance recoveries) or the ability of Seller to consummate the transactions contemplated by this Agreement, but shall not be deemed to include any adverse change, effect, event or development arising from or relating to: (i) general business, economic, or regulatory conditions; (ii) any natural disaster or any national or international political or social conditions (including, but not limited to, terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement); (iii) changes in financial, banking or securities markets (including but not limited to changes in foreign currency exchange rates) and any disruption thereof and decline in the price of any security or any market index; (iv) changes in accounting standards, requirements or principles (including GAAP); (v) general economic factors or conditions that affect the industries, markets or geographical areas in which the Companies and its Subsidiaries operate generally; (vi) changes in Law or other binding directives issued by any governmental entity, or in interpretation thereof by any governmental entity; (vii) actions required to be taken under applicable Laws or Contracts; (viii) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any Related Agreement or approved by Buyer; (ix) any action taken or statement made by Buyer or its Affiliates or on behalf of Buyer or its Affiliates; or (x) the execution, delivery, announcement, pendency or performance of this Agreement or the transactions provided for in this Agreement or any Related Agreement, including any disclosure of the identity of Buyer, but only if, in the case of clauses (i), (ii), (iii) or (v), such change, event, effect or circumstance does not materially disproportionately impact the Companies and Subsidiaries, taken as a whole, relative to other companies in the industries or markets in which the Companies and Subsidiaries operate.

1.122 “Material Contracts” has the meaning set forth in Section 3.10(a).

1.123 “New Facts” has the meaning set forth in Section 9.4(b).

1.124 “Non-Compete Period” has the meaning set forth in Section 6.8(a).

1.125 “Non-U.S. Benefit Plans” has the meaning set forth in Section 3.17(a).

1.126 “Non-U.S. Transferred Employees” means the Transferred Employees that are employed outside the United States.

1.127 “Notice of Claim” has the meaning set forth in Section 9.3.

1.128 “Notice of Dispute” means a written notice by Buyer to Seller delivered pursuant to Section 2.6(d) or Section 2.7(c), specifying in reasonable detail all points of disagreement with the Base Closing Statement or the China Closing Statement, as applicable.

1.129 “Ordinary Course” means, with respect to the Companies, the ordinary course of commercial operations customarily engaged in by the Companies consistent with past practices.

1.130 “Party” means either Seller or Buyer, and “Parties” means both of them.

1.131 “Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed in the Disclosure Schedules, (b) Encumbrances disclosed on the Balance Sheet or notes, if any, thereto, (c) Encumbrances incurred in the Ordinary Course since the Balance Sheet Date, (d) liens relating to Taxes, fees, levies, duties or other governmental charges of any kind that are not yet delinquent, are being contested in good faith by appropriate proceedings or which can be paid currently with no penalty, (e) liens for mechanics, materialmen, warehousemen’s, laborers, employees, suppliers or similar liens arising by operation of law, (f) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of fact or record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), (g) licenses granted to others, (h) liens on goods in transit incurred pursuant to documentary letters of credit,  (i) purchase money liens and liens securing rental payments under capital lease arrangements, or (j) other Encumbrances, if any, that do not materially impair and would not reasonably be expected to materially impair the transferability, net realizable value or the continued use and operation of the material assets to which they relate.

1.132 “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or government or any agency or political subdivision thereof or any other entity.

1.133 “Post-Base Closing Representation” has the meaning set forth in Section 6.15(a).

1.134 “Post-Closing Periods” means all taxable periods commencing after the Base Closing Date (or, with respect to China CS, the China Closing Date) and the portion of any Straddle Period commencing after the Base Closing Date (or, with respect to China CS, the China Closing Date).

1.135 “Pre-Closing Periods” means all taxable periods ending on or before the Base Closing Date (or, with respect to China CS, the China Closing Date) and the portion of any Straddle Period ending on or before the Base Closing Date (or, with respect to China CS, the China Closing Date).

1.136  “Prior Litigation Rights” means all claims, demands, and causes of action of whatsoever kind (whether or not the subject of a currently pending litigation or other action, suit or proceeding) that Seller or its Affiliates has or may have against any third party arising out of or relating to the events, facts, circumstances, transactions and/or occurrences that occurred prior to the Base Closing Date (or, with respect to China CS, the China Closing Date), which are similar in nature to the claims identified on Disclosure Schedule 1.136.

1.137 “Products” means those products set forth on Schedule 1.137.

1.138 “Purchase Price” has the meaning set forth in Section 2.4.

1.139 “Qualified Plans” has the meaning set forth in Section 3.17(c).

1.140 “Records” has the meaning set forth in Section 6.3.

1.141 “Related Agreements” means the Transition Services Agreement and the Equity Transfer Agreements.

1.142 “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, or dumping into the environment.

1.143 “Released Matters” has the meaning set forth in Section 11.15.

1.144 “Released Party” has the meaning set forth in Section 11.15.

1.145 “Releasors” has the meaning set forth in Section 11.15.

1.146 “Relevant Period” has the meaning set forth in Section 5.1(b).

1.147 “Resolution Period” has the meaning set forth in Section 2.6(d).

1.148 “Seller” has the meaning set forth in the Preamble.

1.149 “Seller FSA Plan” has the meaning set forth in Section 5.2(b)(v).

1.150 “Seller Indemnified Persons” has the meaning set forth in Section 9.2.

1.151 “Seller’s Knowledge” means the actual knowledge, following reasonable inquiry of his or her direct reports, of the following individuals:  Grover Brower, Greg Dalton, Robert Leppert, Brian Mason and Doug Pennington.

1.152 “Seller Welfare Plan” has the meaning set forth in Section 5.2(b)(i).

1.153 “Shares” has the meaning set forth in the Recitals.

1.154 “Straddle Period” means any taxable period that begins on or before and ends after the Base Closing Date (or, with respect to China CS, the China Closing Date).

1.155 “Subsidiaries” has the meaning set forth in Section 3.3(b).

1.156 “Tax” or “Taxes” means all federal, state, county, local, municipal, and foreign taxes, assessments, duties or similar charges, including all corporate, franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, social insurance, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.  Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.157 “Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

1.158 “Tax Returns” means all returns, reports, estimates, declarations, information returns or statements required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

1.159 “Third Person” has the meaning set forth in Section 9.4(a).

1.160 “Third Person Claim” has the meaning set forth in Section 9.4(a).

1.161  “Transferred Employees” means: (a) all employees employed by CS, UK CS and the Subsidiaries immediately prior to the Base Effective Time (or, with respect to China CS, all employees employed by China CS immediately prior to the China Effective Time), including those employees who are on leave of absence or layoff status; and (b) those individuals set forth on Schedule 1.161.

1.162 “Transition Period” has the meaning set forth in Section 6.11.

1.163 “Transition Services Agreement” means an agreement in the form attached hereto as Exhibit C by and between Buyer and Seller regarding services to be provided to Buyer during the transition period immediately following the Base Effective Time and/or the China Effective Time, as may be provided therein.

1.164 “UK CS” has the meaning set forth in the Recitals.

1.165 “UK Shares” has the meaning set forth in the Recitals.

1.166 “UK Transfer Agreement” means a stock transfer form substantially in the form of Exhibit D effecting the transfer of all of the UK Shares as provided herein.

1.167 “Update Schedule” has the meaning set forth in Section 6.14.

1.168 “U.S. Benefit Plans” has the meaning set forth in Section 3.17(a).

1.169 “U.S. Transferred Employees” means the Transferred Employees that are employed in the United States by CS.

1.170 “WARN Act” has the meaning set forth in Section 5.2(c).

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the CS Shares and the UK Shares.  Pursuant to the terms and conditions of this Agreement, including Section 6.25, as of the Base Effective Time, Seller shall (a) cause JTP to sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from JTP, all of JTP’s right, title and interest in and to the CS Shares, and (b) cause Holdings Limited to sell, assign, transfer and convey to Buyer or one of its Affiliates, and Buyer or one of its Affiliates shall purchase, acquire and accept from Holdings Limited, all of Holdings Limited’s right, title and interest in and to the UK Shares, in each case free and clear of all Encumbrances (without regard to the “materiality” qualification contained in such defined term).

2.2 Consideration for CS Shares and UK Shares.  The consideration that Buyer shall pay Seller or its Affiliates for the CS Shares and the UK Shares shall be an amount equal to (a) Ninety-Two Million U.S. Dollars (U.S. $92,000,000), plus (b) the Base Final Cash, less (c) the amount, if any, by which the Base Final Net Working Capital is less than the Base Target Net Working Capital, plus (d) the amount, if any, by which the Base Final Net Working Capital is greater than the Base Target Net Working Capital.  The amounts set forth above in clauses (a) through (d) of this Section 2.2 shall be the “Base Purchase Price.”

2.3 Purchase and Sale of the China Shares.  Pursuant to the terms and conditions of this Agreement, including Section 6.25, and the China Transfer Agreement to be executed concurrently with this Agreement, as of the China Effective Time, Seller shall cause China Holdings to sell, assign, transfer and convey to Buyer or one of its Affiliates, and Buyer or one of its Affiliates shall purchase, acquire and accept from China Holdings, all of China Holding’s right, title and interest in and to the China Shares, free and clear of all Encumbrances (without regard to the “materiality” qualification contained in such defined term).

2.4  Consideration for China Shares.  Pursuant to Section 6.25, the consideration that Buyer shall pay Seller or its Affiliates for the China Shares shall be an amount equal to (a) China Closing Payment plus (b) the China Final Cash, less (c) the amount, if any, by which the China Final Net Working Capital is less than the China Target Net Working Capital, plus (d) the amount, if any, by which the China Final Net Working Capital is greater than the China Target Net Working Capital.  The amounts set forth above in clauses (a) through (d) of this Section 2.4 shall be the “China Purchase Price.”  The “Purchase Price” shall be the sum of the Base Purchase Price plus the China Purchase Price.

2.5 Closings.

(a) Base Closing.  Subject to Section 6.25, the closing of the purchase and sale of the CS Shares and the UK Shares (the “Base Closing”) shall take place at 9:00 a.m. CST at the offices of Bryan Cave LLP, in St. Louis, Missouri, or such other place as the Parties may agree, on the date that is three (3) Business Days after the satisfaction or waiver of all applicable conditions to the Base Closing set out herein (other than conditions that are to be satisfied at the Base Closing), or on such other date as the Parties may agree (the “Base Closing Date”).  Subject to Section 6.25, at the Base Closing, Seller shall deliver or cause to be delivered to Buyer the documents and other items identified in Section 7.5, and Buyer shall deliver to Seller (a) by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.5, the Base Closing Payment and (b) the documents and other items identified in Section 8.5.  The Parties intend that the pre-Base Closing and Base Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient Party pending authorization by the delivering Party (or their outside counsel) of their release at the Base Closing.

(b) China Closing. The closing of the purchase of the China Shares, and all closing activities and obligations with respect thereto, shall be deferred until all China Approvals have been received, including the payment of the China Closing Payment in accordance with Section 6.25, but, for the avoidance of doubt, in no event shall the China Closing occur prior to the Base Closing.

2.6 Base Purchase Price Adjustment.

(a) Seller shall, at least two (2) Business Days prior to the Base Closing Date, cause to be prepared and delivered to Buyer a statement (the “Base Good Faith Statement”) setting forth Seller’s good faith estimate of the amount of (i) Base Cash as of the Base Effective Time (such estimate, the “Base Estimated Cash”) and (ii) Base Net Working Capital as of the Base Effective Time (such estimate, which may be positive or negative, the “Base Estimated Net Working Capital”).  The Base Good Faith Statement shall be calculated consistently with the accounting principles set forth on Schedule 2.6(a) (the “Agreed Accounting Principles”).  Buyer shall have an opportunity to review with representatives of Seller all or any part of the Base Good Faith Statement, such review to be reasonably prompt; provided, however, such review by Buyer shall in no event be a condition to the Base Closing.  Subject to the confidentiality provisions of Section 6.7(a) hereof, Seller shall provide Buyer and its representatives reasonable access, during normal business hours of CS and UK CS, to all personnel, books and records of CS and UK CS as reasonably requested by Buyer to assist with Buyer’s review of the Base Good Faith Statement.  Seller’s reasonable, good faith determination of the Base Estimated Cash and the Base Estimated Net Working Capital shall be final and binding for purposes of calculating the Base Closing Payment.

(b) As promptly as practicable following the Base Closing Date, but no later than five (5) Business Days after the Base Closing Date, Buyer shall complete a physical inventory count of the inventory of CS, UK CS and the Subsidiaries as of the Base Effective Time.  Such physical inventory count and related assessment by management shall be conducted in a manner consistent with Seller’s past practices of inventory determination and valuation.  Buyer will provide Seller at least three (3) Business Days’ prior written notice of the date or dates on which the physical inventory count will be taken and will permit Seller to observe each physical inventory count.  Seller will be entitled to receive a copy of the results of the physical inventory count and related assessment by management for each physical inventory taken as soon as practicable and such results will be used by Seller in the preparation of the Base Closing Statement described below.

(c) As soon as reasonably practicable following the Base Closing Date, and in any event no later than sixty (60) days following the Base Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the “Base Closing Statement”) reflecting (i) Base Cash as of the Effective Time (the “Base Proposed Final Cash”) and (ii) Base Net Working Capital as of the Base Effective Time, which may be positive or negative (the “Base Proposed Final Net Working Capital”).  The Base Closing Statement shall be prepared consistently with the Agreed Accounting Principles.  Subject to the confidentiality provisions of Section 6.7(b) hereof, each Party shall permit the other Party and its accountants to review promptly upon request, on-site or otherwise, during normal business hours, all records reasonably necessary, including the as reported Financial Statements, for the preparation by Seller of such Base Closing Statement and to take copies of the same.

(d) If Buyer has a dispute with respect to the preparation or content of the Base Closing Statement, Buyer shall deliver to Seller a Notice of Dispute not more than forty-five (45) days after the date Buyer receives the Base Closing Statement.  Buyer shall be deemed to have agreed with all items and amounts contained in the Base Closing Statement that are not set forth in the Notice of Dispute.  If Buyer fails to deliver a Notice of Dispute within such forty-five (45) day period, Buyer shall be deemed to have accepted the Base Proposed Final Cash and the Base Proposed Final Net Working Capital as set forth in the Base Closing Statement.  Upon receipt of any Notice of Dispute, Seller and Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve such dispute.  Seller and Buyer shall have thirty (30) days after Seller receives the Notice of Dispute to resolve any such dispute (the “Resolution Period”).  If Seller and Buyer fail to resolve such dispute during the Resolution Period, then Seller and Buyer shall promptly (and in any event within thirty (30) days) refer the dispute to a mutually agreeable arbiter (the “Arbiter”).  The Arbiter shall finally resolve, as soon as practicable, and in any event within thirty (30) days after the referral of the dispute to the Arbiter, all points of disagreement with respect to the Base Closing Statement (which may include any and all items set forth in the Notice of Dispute).  Each of Seller and Buyer (or their respective designees) shall be permitted to submit a proposed calculation of Base Cash and Base Net Working Capital, each as of the Base Effective Time, and applicable supporting documentation and to make a presentation to the Arbiter in connection with the resolution of such dispute, and, without the mutual agreement of Seller and Buyer, the Arbiter shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of this Agreement) in making its determination.  The Arbiter shall apply the terms of Section 2.6 of this Agreement (including Schedule 2.6(a)), and shall otherwise conduct the arbitration under such procedures as Seller and Buyer may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association; provided, however, that the Arbiter’s final resolution must be within the range of values submitted by Seller and Buyer.  Each of Seller and Buyer shall bear its own expenses in connection with the arbitration.  Notwithstanding the preceding sentence, the fees and expenses of the Arbiter incurred in connection with the arbitration of the Base Closing Statement shall be allocated between Seller and Buyer by the Arbiter in proportion to the extent either Seller or Buyer did not prevail on items in dispute with respect to the Base Closing Statement; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.6, the other Party’s outside counsel or outside accounting fees.  All determinations by the Arbiter shall be final, conclusive and binding with respect to the Base Closing Statement as of the Base Effective Time and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.  The amount of Base Cash as of the Base Effective Time as finally determined in accordance with the terms of this Section 2.6(d) shall be referred to as the “Base Final Cash.”  The amount of Base Net Working Capital as of the Base Effective Time as finally determined in accordance with the terms of this Section 2.6(d), which may be positive or negative, shall be referred to as the “Base Final Net Working Capital.”  The date on which the Base Final Cash and Base Final Net Working Capital are finally determined in accordance with this Section 2.6(d) is hereinafter referred to as the “Base Determination Date.”

(e) Base Adjustment Amount.

(i) The “Base Final Net Working Capital Adjustment Amount”, which may be positive or negative, means the Base Final Net Working Capital less the Base Estimated Net Working Capital.

(ii) The “Base Final Cash Adjustment Amount”, which may be positive or negative, means the Base Final Cash less the Base Estimated Cash.

(iii) The “Base Final Adjustment Amount”, which may be positive or negative, means the sum of the Base Final Net Working Capital Adjustment Amount plus the Base Final Cash Adjustment Amount.

(f) If the Base Final Adjustment Amount is a positive number, Seller shall be entitled to receive from Buyer an amount in cash equal to the Base Final Adjustment Amount.  If the Base Final Adjustment Amount is a negative number, Buyer shall be entitled to receive from Seller an amount in cash equal to the absolute value of the Base Final Adjustment Amount.

(g) Any payment required to be made pursuant to Section 2.6(f) shall be made by wire transfer of immediately available funds not more than five (5) Business Days after the Base Determination Date into an account to be designated by the payee at least two (2) Business Days prior to the due date and shall bear interest from the Base Closing Date through the date of payment compounded annually, calculated using a 365-day year from the Base Closing Date through one (1) day prior to the date of payment at the Federal Funds Rate.

2.7 China Purchase Price Adjustment.

(a) As promptly as practicable following the China Closing Date, but no later than five (5) Business Days after the China Closing Date, Buyer shall complete a physical inventory count of the inventory of China CS as of the China Effective Time.  Such physical inventory count and related assessment by management shall be conducted in a manner consistent with Seller’s past practices of inventory determination and valuation.  Buyer will provide Seller at least three (3) Business Days’ prior written notice of the date or dates on which the physical inventory count will be taken and will permit Seller to observe each physical inventory count.  Seller will be entitled to receive a copy of the results of the physical inventory count and related assessment by management for each physical inventory taken as soon as practicable and such results will be used by Seller in the preparation of the China Closing Statement described below.

(b) As soon as reasonably practicable following the China Closing Date, and in any event no later than sixty (60) days following the China Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the “China Closing Statement”) reflecting (i) China Cash as of the China Effective Time (the “China Proposed Final Cash”) and (ii) China Net Working Capital as of the China Effective Time, which may be positive or negative (the “China Proposed Final Net Working Capital”). The China Closing Statement shall be prepared consistently with the Agreed Accounting Principles.  Subject to the confidentiality provisions of Section 6.7(b) hereof, each Party shall permit the other Party and its accountants to review promptly upon request, on-site or otherwise, during normal business hours, all records reasonably necessary, including the as reported Financial Statements, for the preparation by Seller of such China Closing Statement and to take copies of the same.

(c) If Buyer has a dispute with respect to the preparation or content of the China Closing Statement, Buyer shall deliver to Seller a Notice of Dispute not more than forty-five (45) days after the date Buyer receives the China Closing Statement.  Buyer shall be deemed to have agreed with all items and amounts contained in the China Closing Statement that are not set forth in the Notice of Dispute.  If Buyer fails to deliver a Notice of Dispute within such forty-five (45) day period, Buyer shall be deemed to have accepted the China Proposed Final Cash and the China Proposed Final Net Working Capital as set forth in the China Closing Statement.  Upon receipt of any Notice of Dispute, Seller and Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve such dispute.  If Seller and Buyer fail to resolve such dispute during the Resolution Period, then Seller and Buyer shall promptly (and in any event within thirty (30) days) refer the dispute to the Arbiter.  The Arbiter shall finally resolve, as soon as practicable, and in any event within thirty (30) days after the referral of the dispute to the Arbiter, all points of disagreement with respect to the China Closing Statement (which may include any and all items set forth in the Notice of Dispute).  Each of Seller and Buyer (or their respective designees) shall be permitted to submit a proposed calculation of China Cash and China Net Working Capital, each as of the China Effective Time, and applicable supporting documentation and to make a presentation to the Arbiter in connection with the resolution of such dispute, and, without the mutual agreement of Seller and Buyer, the Arbiter shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of this Agreement) in making its determination.  The Arbiter shall apply the terms of Section 2.7 of this Agreement (and Schedule 2.6(a)), and shall otherwise conduct the arbitration under such procedures as Seller and Buyer may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association; provided, however, that the Arbiter’s final resolution must be within the range of values submitted by Seller and Buyer.  Each of Seller and Buyer shall bear its own expenses in connection with the arbitration.  Notwithstanding the preceding sentence, the fees and expenses of the Arbiter incurred in connection with the arbitration of the China Closing Statement shall be allocated between Seller and Buyer by the Arbiter in proportion to the extent either Seller or Buyer did not prevail on items in dispute with respect to the China Closing Statement; provided that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section 2.7, the other Party’s outside counsel or outside accounting fees.  All determinations by the Arbiter shall be final, conclusive and binding with respect to the China Closing Statement as of the China Effective Time, and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.  The amount of China Cash as of the China Effective Time as finally determined in accordance with the terms of this Section 2.7(c) shall be referred to as the “China Final Cash.”  The amount of China Net Working Capital as of the China Effective Time, as finally determined in accordance with the terms of this Section 2.7(c), which may be positive or negative, shall be referred to as the “China Final Net Working Capital.”  The date on which the China Final Cash and China Final Net Working Capital are finally determined in accordance with this Section 2.7(c) is hereinafter referred to as the “China Determination Date.”

(d) China Adjustment Amount.

(i) The “China Final Net Working Capital Adjustment Amount”, which may be positive or negative, means the China Final Net Working Capital less the China Target Net Working Capital.

(ii) The “China Final Adjustment Amount”, which may be positive or negative, means the sum of the China Final Net Working Capital Adjustment Amount plus the China Final Cash.

(e) If the China Final Adjustment Amount is a positive number, Seller shall be entitled to receive from Buyer an amount in cash equal to the China Final Adjustment Amount.  If the China Final Adjustment Amount is a negative number, Buyer shall be entitled to receive from Seller an amount in cash equal to the absolute value of the China Final Adjustment Amount.

(f) Any payment required to be made pursuant to Section 2.7(e) shall be made by wire transfer of immediately available funds not more than five (5) Business Days after the China Determination Date into an account to be designated by the payee at least two (2) Business Days prior to the due date and shall bear interest from the China Closing Date through the date of payment compounded annually, calculated using a 365-day year from the China Closing Date through one (1) day prior to the date of payment at the Federal Funds Rate.

(g) For avoidance of doubt: (i) the provisions of Section 2.6 and this Section 2.7 shall apply regardless of whether any or all of the Base Target Net Working Capital, Base Estimated Net Working Capital, Base Proposed Final Net Working Capital, Base Final Net Working Capital, China Target Net Working Capital, China Proposed Final Net Working Capital or China Final Net Working Capital are a negative number; and (ii) Section 2.6 and this Section 2.7 are not intended to be used to adjust for errors or omissions that may be found with respect to the Balance Sheet or any inconsistencies between the Balance Sheet and GAAP.

2.8 Allocation.  The Purchase Price shall be allocated among the CS Shares, China Shares and UK Shares in the manner set forth on Disclosure Schedule 2.8.  In the event an adjustment to the Purchase Price is made pursuant to Section 2.6, Section 2.7 or otherwise under this Agreement, the allocation of the Purchase Price will be revised to allocate such adjustment based upon the Company to which such adjustment is attributable.  The Buyer and the Seller will execute and file all Tax Returns in accordance with Disclosure Schedule 2.8 (as adjusted) and will not take any position before any Tax Authority or in any Legal Proceedings that is inconsistent with such allocation, except as otherwise required pursuant to a final judgment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties, each of which is true and correct as of the date hereof and shall survive the Base Closing Date and the transactions contemplated hereby to the extent set forth herein.

3.1 Existence; Power; Authorization.

(a) Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate, and to cause the Holding Companies and the Companies to consummate, the transactions contemplated hereby.

(b) Each of Seller, the Holding Companies and the Companies is (i) duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of organization; and (ii) duly qualified or licensed as a foreign corporation to do business in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary.

(c) The consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller and the Holding Companies.

(d) No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller or the Holding Companies of the transactions contemplated hereby, except as (i) set forth on Disclosure Schedule 3.1(d), (ii) required pursuant to the HSR Act, (iii) otherwise provided for herein, or (iv) to any such action or filing as to which the failure to make or obtain would not reasonably be expected to be material to the Companies taken as a whole.  The transactions contemplated hereby will not: (x) result in the creation of any Encumbrance against the material property or material assets of any Company or Subsidiary; or (y) violate any order, ruling, writ, judgment, or decree of any governmental entity applicable to any Company or Subsidiary, except in each case any such Encumbrances or violations that would not reasonably be expected to be material to the Companies taken as a whole.

3.2 Capitalization and Stock Ownership.

(a)           Disclosure Schedule 3.2 sets forth the capitalization for each Company.  JTP is the sole record and beneficial holder of all outstanding shares of CS.  China Holdings is the sole record and beneficial holder of all of the equity interest in China CS.  Holdings Limited is the sole record and beneficial holder of all of the shares of UK CS.  Each Holding Company owns its applicable Shares free and clear of all Encumbrances (without regard to the “materiality” qualification contained in such defined term) and all such Shares are duly authorized, validly issued, fully paid and non-assessable.

(b)           There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Companies is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Companies, and no equity securities or other equity interests of any of the Companies are reserved for issuance for any purpose.

3.3 Subsidiaries.

(a) Neither UK CS nor China CS owns, or hold the right to acquire, directly or indirectly, any equity or other interest in any Person.

(b) Disclosure Schedule 3.3(b) sets forth the name of each direct and indirect subsidiary of CS (the “Subsidiaries”), and with respect to each Subsidiary: (i) the jurisdiction in which it is incorporated or organized; (ii) the number and class of authorized shares thereof; and (iii) the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other owners of such equity and the number of securities held by each such holder.  Each Company owns, directly or indirectly, all outstanding Subsidiary shares free and clear of all Encumbrances (without regard to the “materiality” qualification contained in such defined term).  Each Subsidiary is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation or organization.  Except as set forth on Disclosure Schedule 3.3(b), none of CS, UK CS, or any Subsidiary owns, or holds the right to acquire, directly or indirectly, any equity or other interest in any Person.  There are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other Contracts pursuant to which any of the Subsidiaries are or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or other equity interests of the Subsidiaries, and no equity securities or other equity interests of any of the Subsidiaries are reserved for issuance for any purpose.

3.4 Valid and Enforceable Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

3.5 Financial Statements.  Attached as Disclosure Schedule 3.5(a) are the Financial Statements.  Except as described in Disclosure Schedule 3.5(b), the Financial Statements (i) present fairly, in all material aspects, the financial position and results of operations of the Companies and the Business at the dates and for the periods indicated and (ii) were prepared in accordance with GAAP (except for the omission of footnotes).  The Companies do not have any Liabilities that are required to be set forth on a consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities set forth on the Balance Sheet, (ii) Liabilities incurred in the Ordinary Course since the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby, (iii) Liabilities disclosed in footnotes (which, in the absence of footnotes, are set forth on Disclosure Schedule 3.5(b)) or (iv) the other Liabilities set forth on Schedule 3.5(c); provided, however, that the foregoing shall not include or require the Seller or the Companies to disclose on Schedule 3.5(c) any matter that was disclosed, or was not required to be disclosed as a result of a Seller’s Knowledge, dollar or materiality threshold or limitation as to time period pursuant to Sections 3.1 through 3.27, inclusive.

3.6 Absence of Certain Developments. Except as set forth in Disclosure Schedule 3.6, since the Balance Sheet Date, the Companies and Subsidiaries have been operated in the Ordinary Course, no Company or Subsidiary has taken (or omitted to take) any action that would constitute a breach or require a waiver of Section 6.1 if taken (or omitted to be taken) after the date of this Agreement but before Closing, and there has not been any event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect.

3.7 Taxes.  Except as set forth on Disclosure Schedule 3.7:

(a) Each Company and Subsidiary has filed or caused to be filed all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws, all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations, and all Taxes with respect to taxable periods covered by such Tax Returns have been paid.  There are no liens for Taxes with respect to any of the assets or properties of any Company or Subsidiary other than Permitted Encumbrances. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Companies have made due and sufficient accruals for such Taxes in its books and records in accordance with GAAP.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Companies.

(b) Each Company and Subsidiary has withheld and paid all Taxes required to have been withheld and paid to any Taxing Authority in connection with any amounts paid or owing to any Person, including any employee, independent contractor, creditor, stockholder, or other third party.

(c) (i) no Company or Subsidiary is a party to any contract, agreement, plan or arrangement that has resulted or could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any similar provision of foreign Law) and (B) any amount that will not be fully deductible as a result of Code Section 162(m) (or any similar provision of foreign Law); (ii) no Company or Subsidiary has been a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iii) each of the Companies and Subsidiaries has disclosed on its Income Tax Returns all positions taken therein that could give rise to a substantial understatement of Income Tax within the meaning of Code Section 6662 (or comparable provision of foreign Law); (iv) no Company is a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), except for provisions relating thereto contained in agreements entered into in the Ordinary Course; and (v) since June 30, 2007, no Company (A) has ever been a member of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes, or (B) has any liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign Law), as a transferee or successor, by contract, or otherwise.

(d) No Tax Return of any Company or Subsidiary is under audit or examination by any Tax Authority that, if found to be deficient, would be material to such Company or Subsidiary, and no written notice of such an audit or examination has been received by any Company or Subsidiary.

(e) No Company or Subsidiary has (i) any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any Company or Subsidiary, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(f) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) closing agreement pursuant to Code Section 7121 or any corresponding or any similar provision of foreign Law executed on or prior to the Closing Date; (ii) adjustments pursuant to Code Section 481(a) or any similar provision of foreign Law (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(g) Since January 1, 2010, no Company or Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 or similar provision of foreign Law.

(h) No Company or Subsidiary, since January 1, 2010, is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) or comparable provision of state Law.

(i) None of the Companies or Subsidiaries (i) is currently the subject of any agreement or ruling in respect of Taxes with any Taxing Authority, and no such agreement or ruling is pending, or (ii) is or has been entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which would be subject to forfeiture, recapture, or other recovery by the Taxing Authority granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in, the relevant jurisdiction.

(j) Each of the Companies, other than China CS, which is a disregarded entity, and Subsidiaries is, and at all times since January 1, 2010 has been, classified as a corporation for U.S. federal Income Tax purposes.

(k) Since January 1, 2010, each of the Companies and Subsidiaries has, within applicable time limits, preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax.

(l) No Company or Subsidiary is a “passive foreign investment company” as defined in Code Section 1297.

(m) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation for the assessment and collection of any Taxes applicable to any material Tax Returns required to be filed with respect to any Company or Subsidiary.

Notwithstanding anything to the contrary in this Agreement, Seller, the Companies, the Subsidiaries, and their Affiliates do not make any representation or warranty with respect to any Tax attribute, including any net operating loss, capital loss carry forward, or other Tax attribute. It is agreed and understood that Seller does not make any representation or warranty in this Agreement or any related agreement related to Taxes, other than as set forth in this Section 3.7 and Section 3.17.

3.8 Litigation. Except for those Legal Proceedings that are set forth on Disclosure Schedule 3.8: (a) there are no material Legal Proceedings pending or, to Seller’s Knowledge, threatened, against any Company or Subsidiary; and (b) during the past twelve (12) months there have not been any material Legal Proceedings pending or, to Seller’s Knowledge, threatened, against any Company or Subsidiary.  No Company or Subsidiary is subject to any material order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body (excluding any such matters of general applicability or applicable to entities situated similarly to the Company rather than to it specifically).

3.9 Properties.

(a) Disclosure Schedule 3.9(a) sets forth, as of the date hereof, a list of all real property currently leased by the Companies and the Subsidiaries (the “Leased Real Property”).  The leases in respect of any Company’s or Subsidiary’s occupancy of each parcel of Leased Real Property (the “Leases”) are valid and in full force and effect, and the applicable Company or Subsidiary has a valid, legal, binding and enforceable leasehold interest in each parcel of Leased Real Property.  Except as set forth on Disclosure Schedule 3.9(a), none of the Companies or Subsidiaries is subleasing or licensing to any Person the right to use or occupy any portion of the Leased Real Property.  To Seller’s Knowledge, there has been no event that with notice or lapse of time or both would constitute a continuing breach or default under any of the Leases, where such breach or default would reasonably be expected to be materially adverse to the Company or Subsidiary leasing such property.

(b) Except as set forth on Disclosure Schedule 3.9(b), none of the Companies or Subsidiaries owns fee simple title to any real property as of the date hereof or at any time during the two (2) year period preceding the date hereof.

(c) Disclosure Schedule 3.9(c) sets forth, as of the date hereof, a list of all material leases with respect to personal property pursuant to which any Company or Subsidiary is a lessee in relation to the Business (the “Leased Personal Property”).  The applicable Company or Subsidiary has a valid leasehold interest in the Leased Personal Property free and clear of all Encumbrances, other than Permitted Encumbrances.  Each of the leases set forth on Disclosure Schedule 3.9(c) is legal, valid and binding on the applicable Company or Subsidiary and, to Seller’s Knowledge, the other party thereto, except to the extent the legal, valid and binding nature of such leases is affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (ii) the availability of specific performance, injunctive relief and other equitable remedies.

(d) Except as set forth in Disclosure Schedule 3.9(d), all tangible personal property which is material to the conduct of the Business is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put in the Ordinary Course.

(e) Except with respect to Intellectual Property (which is covered by the terms of Section 3.14 below), the assets that the Companies will own, lease, license or otherwise have a valid right to use as of immediately after the Base Effective Time (or, with respect to property exclusively owned, leased, licensed or used by China CS as of immediately after the China Effective Time) constitute all property, real and personal, which is material to the Business as presently conducted in the Ordinary Course and, together with any services, occupancy and other rights to be provided to Buyer pursuant to the Related Agreements, are sufficient to conduct the Business in all material respects as presently conducted.

3.10 Material Contracts.

(a) Disclosure Schedule 3.10(a) sets forth a list of all Contracts that:

(i) require annual rentals of $50,000 or more that cannot be terminated on not more than 120 days’ notice without payment of any material penalty but excluding any Contracts set forth on Disclosure Schedule 3.9(c);

(ii) are for the purchase of materials, supplies, goods, services, equipment or other tangible assets requiring annual payments of $50,000 or more that cannot be terminated on not more than 120 days’ notice without payment of any material penalty;

(iii) provide for the sale or license of materials, supplies, goods, services, equipment or other assets that requires annual payments of $50,000 or more;

(iv) are between a Company or Subsidiary, on the one hand, and Seller or any of its Affiliates, on the other hand;

(v) provide for payments to or by any Person based on sales, purchases or profits requiring annual payments of $50,000 or more, other than Contracts providing for direct payments for goods or services and which have a term of less than twelve (12) months;

(vi) relate to any borrowing of money or full or partial guarantee for the borrowing of money;

(vii) limits the freedom of any Company or Subsidiary to compete in any line of business or with any Person or in any area and that would continue to so limit the freedom of any Company or Subsidiary after the Base Closing Date (or, with respect to China CS, the China Closing Date);

(viii) grant a license or sublicense to Intellectual Property, other than (A) licenses for software entered into in the Ordinary Course and licenses for commercially available third-party software; and (B) licenses granted in the Ordinary Course in connection with the sale or license of goods and services by a Company or Subsidiary;

(ix) restrict any Company or Subsidiary in its right to use or register any material Intellectual Property or permit any other Person to use, enforce or register any material Intellectual Property, including license agreements, co-existence agreements, and covenants not to sue, except for licenses granted in the Ordinary Course in connection with the sale or license of goods and services by a Company or Subsidiary;

(x) relate to the acquisition or disposition by any Company or Subsidiary of any operating business or capital stock of any other Person;

(xi) are joint venture agreements or commercial partnership agreements or provide for the sharing of any profits, revenues and/or expenses;

(xii) are Contracts with a governmental entity;

(xiii) are Contracts for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $50,000 in the aggregate;

(xiv) are Contracts relating to (A) the purchase, sale, lease or disposal of any equity interest or other securities of any Company or Subsidiary or (B) the purchase, sale, lease or disposal of any assets of any Company or Subsidiary other than in the Ordinary Course (including any Contracts granting to any Person any option of first refusal, first offer or similar preferential right to purchase or acquire any of its assets or properties);

(xv) provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing what are generally referred to as “most favored nation” provisions;

(xvi) are Contracts with employees, consultants, directors or officers of any Company or Subsidiary or any of their Affiliates;

(xvii) are Contracts with third-party distributors or resellers (including Affiliates of any Company or Subsidiary);

(xviii) are related to royalty arrangements pursuant to which any Company or Subsidiary pays royalties; or

(xix) are requirements or minimum purchase or “take or pay” Contracts, pursuant to which any Company or Subsidiary has certain minimum purchase obligations from any supplier or any customer has certain minimum purchase obligations from any Company or Subsidiary (Contracts listed in (i)-(xix), together, the “Material Contracts”).

(b) Except as set forth on Disclosure Schedule 3.10(b): (i) each Material Contract is a legal, valid and binding obligation of one of the Companies or Subsidiaries and, to Seller’s Knowledge, is in full force and effect; (ii) the terms of all Material Contracts have been complied with in all material respects by the applicable Company or Subsidiary and, to Seller’s Knowledge, by the other parties to such Material Contracts; and (iii) the applicable Company or Subsidiary and, to Seller’s Knowledge, each other party to each Material Contract (A) have performed all material obligations required to be performed by them respectively thereunder and (B) are not in breach or default, in any material respect thereunder.

(c) Except as set forth on Disclosure Schedule 3.10(c), none of the Companies or Subsidiaries is a party to, subject to or bound by any Material Contract that would require the consent of a third party, be breached or violated in a material way or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) in a material way by the execution or delivery by Seller of this Agreement or the performance by Seller of the transactions contemplated by this Agreement.

(d) None of the Companies or Subsidiaries has received any written notice of any intention to terminate, repudiate or disclaim any such Material Contract to which it is a party.

3.11 Licenses and Permits.  Except as set forth on Disclosure Schedule 3.11, each Company and Subsidiary has all material governmental permits, licenses and authorizations necessary for the conduct of the Business as presently conducted in the Ordinary Course and all such permits, licenses and authorizations are in full force and effect. Each Company and Subsidiary is, as of the date hereof, in compliance in all material respects with all such Permits.

3.12 Compliance with Laws.  Except as set forth in Disclosure Schedule 3.12, each Company and Subsidiary is currently and for the past twenty-four (24) months has been in compliance with all material applicable Laws in all material respects; provided, however, that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance is addressed by compliance representations contained elsewhere in this ARTICLE III.  No Company or Subsidiary has received any written notice from any governmental entity alleging any material noncompliance by any Company or Subsidiary with respect to any such Law during the past twenty-four (24) months and no investigation by any governmental entity regarding a violation of any such Law is, as of the date hereof, pending or, to Sellers’ Knowledge, threatened in writing.

3.13 Environmental Matters.  Except as set forth in Disclosure Schedule 3.13, and except as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Companies: (i) each Company and Subsidiary is currently and for the past twenty-four (24) months has been in material compliance with all applicable Environmental Laws and Environmental Permits; (ii) there is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to Seller’s Knowledge, threatened against any Company or Subsidiary relating to or arising from any Environmental Laws; (iii) during the past twenty-four (24) months, none of the Companies or Subsidiaries has received any written notice from any governmental entity or other Person asserting that any condition exists at any of the Companies’ or Subsidiaries’ current or prior facility locations that constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against any Company or Subsidiary by reason of any such violation; (iv) each Company and Subsidiary has obtained, and currently maintains, as applicable, all material Environmental Permits for its operation of its business, has fulfilled and performed all material obligations under each of its Environmental Permits for its operation of its business and, to Sellers’  Knowledge, no event has occurred or condition or state of facts exists that constitutes a breach or default under any such Environmental Permits; (v) no Encumbrance (other than a Permitted Encumbrance) has been recorded under any Environmental Law against the Companies’ or Subsidiaries’ current or prior facility locations; (vi) to Sellers’  Knowledge, no real property utilized in the business of any Company or Subsidiary contains any Hazardous Materials in, at, on, over, under, or emanating from such real property in concentrations which would violate any applicable Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on any Company or Subsidiary under any applicable Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such Hazardous Materials in, at, on, over, under, or emanating from such real property; (vii) to Sellers’ Knowledge no Company or Subsidiary has utilized in its operation of its business during the five (5) years prior to the date hereof: (A) any regulated underground storage tanks, regulated above-ground storage tanks, wastewater lagoons or waste impoundments, (B) any friable asbestos or asbestos-containing materials, (C) any polychlorinated biphenyls or (D) any radioactive substances; or (viii) none of the Companies’ or Subsidiaries’ current or prior facility locations is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System database, both promulgated under CERCLA.  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.13 are the sole representations and warranties of Seller relating to environmental matters.

3.14 Intellectual Property.

(a) Disclosure Schedule 3.14(a)(i) sets forth a list of all of the following types of registered Intellectual Property, including pending applications therefor, that are owned by the Companies and Subsidiaries as of the date hereof: (i) patents; (ii) trademark and service mark registrations; (iii) copyright registrations; and (iv) domain names.  Except as set forth on Disclosure Schedule 3.14(a)(ii), the items listed on Disclosure Schedule 3.14(a)(i) have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and have not lapsed, expired or been abandoned.

(b) Except as set forth on Disclosure Schedule 3.14(a)(i) or Disclosure Schedule 3.14(b), one of the Companies or Subsidiaries is the owner of all right, title and interest to the items set forth on Disclosure Schedule 3.14(a)(i), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Except as set forth on Disclosure Schedule 3.14(c), during the past twenty-four (24) months, none of the Companies or Subsidiaries has received any written notice that they are infringing the Intellectual Property of any other Person in a manner material to the Business, and to Seller’s Knowledge, none of the Companies or Subsidiaries presently infringes the Intellectual Property of any other Person in a manner material to the Business.

(d) Except as set forth on Disclosure Schedule 3.14(d), to Seller’s Knowledge, as of the Effective Time no Intellectual Property owned by the Companies or Subsidiaries is being infringed or misappropriated by a third party.

(e) Except as set forth on Disclosure Schedule 3.14(e), the Intellectual Property that the Companies and Subsidiaries will own or license immediately after the Base Effective Time (or, with respect to China CS, the China Effective Time), and the Intellectual Property licensed by Seller or its Affiliates pursuant to the Transition Services Agreement, includes all Intellectual Property owned by Seller and its Affiliates that is material to the conduct of the Business as presently conducted.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.14 are the sole representations and warranties of Seller relating to intellectual property matters.

3.15 Insurance.  Disclosure Schedule 3.15 sets forth a summary of all policies of insurance maintained by the Companies and Subsidiaries. As of the date hereof, no notice of cancellation or termination has been received with respect to any such insurance policy, each of which remains in full force and effect.  Also set forth in Disclosure Schedule 3.15 is a claims history from June 1, 2012 to the date of this Agreement evidencing all claims of the Business greater than $100,000 which are currently pending or which have been made with an insurance carrier.

3.16 Labor Matters.

(a) Each Company and Subsidiary is in material compliance with all Laws applicable to the ownership and operation of the Business respecting employment and employment practices, including without limitation terms and conditions of employment, wages and hours, forced or involuntary employment, child labor, health and the safety in the work place, employment discrimination, workers’ compensation, family and medical leave, immigration, wrongful discharge, employee harassment, and occupational safety and health requirements, and is not engaged in any unfair labor practice, other than any such non-compliance or unfair labor practice that would not reasonably be expected to result in material Liability to, or otherwise materially and adversely impact, the Business.

(b) To Seller’s Knowledge, there is no controversy existing, pending or threatened with any association or union or collective bargaining representative of the employees of the Companies and Subsidiaries.

(c) There is no charge or complaint relating to an unfair labor practice pending against the Companies or Subsidiaries nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to Seller’s Knowledge, threatened against the Companies or Subsidiaries.

(d) There are no collective bargaining, works council and similar agreements between the Companies or Subsidiaries or any employers’ or trade association of which the Companies or Subsidiaries are a member and any trade union, staff association or other body representing employees of the Companies or Subsidiaries.

(e) Disclosure Schedule 3.16(e) contains a complete and accurate listing of the employees employed by each Company and Subsidiary as of the end of the Business Day prior to the date hereof, including those employees who are on leave of absence or layoff status (each such employee, and including each employee listed on Schedule 1.161,  an “Employee”).

(f) No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 to 2109), or similar provision of any foreign law, with respect to any Company or Subsidiary has occurred in the past two (2) years.

(g) Except as set forth on Disclosure Schedule 3.16(g), there are no pending workers’ compensation claims involving any Company or Subsidiary.

3.17 Employee Benefit Matters.

(a) Disclosure Schedule 3.17(a) sets forth each material employee benefit plan, as defined in Section 3(3) of ERISA, and any employment, retention, severance or similar contract, plan, arrangement or policy and each other written plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability and sick leave benefits, and post-employment or retirement benefits, in each case which is maintained, administered or contributed to by each Company and Subsidiary, other than statutory plans or employee benefit plans required under applicable Law (“Benefit Plans”).  Benefit Plans maintained in the United States are hereinafter referred to as “U.S. Benefit Plans”; other Benefit Plans are referred to as “Non-U.S. Benefit Plans.” With respect to each U.S. Benefit Plan, Seller has afforded Buyer the opportunity to obtain a copy of the plan document or a summary thereof and, if applicable, the most recent copies of Forms 5500 with all attachments for the last three (3) years, and the determination or qualification letter from the IRS.  With respect to each Non-U.S. Benefit Plan, Buyer or its agents have been afforded the opportunity to obtain a copy of the plan document or a summary thereof.

(b) The Benefit Plans have been established, maintained and administered in compliance with applicable Laws in all material respects, and all contributions, premiums and other payments required to be made with respect to each Benefit Plan have been timely made under applicable Law and the terms of such Benefit Plan.

(c) Disclosure Schedule 3.17(c) identifies each of the Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code (the “Qualified Plans”).  With respect to the Qualified Plans, all IRS qualification determination letters remain in effect and have not been revoked.  No issue concerning qualification of any Qualified Plan is pending before or, to Seller’s Knowledge, threatened by, the IRS, except for routine requests for determination and qualification and, to Sellers’ Knowledge, nothing has occurred since the date of such determination or opinion letter that would result in such Qualified Plan ceasing to qualify or be tax-exempt

(d) None of the Benefit Plans set forth on Disclosure Schedules 3.17(a) or 3.17(c) is a multiemployer plan, as defined in Section 3(37) of ERISA.

(e) No Benefit Plan is subject to Title IV of ERISA.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 3.17 are the sole representations and warranties of Seller relating to employee benefit matters.

3.18 Customers and Suppliers.  Disclosure Schedule 3.18 sets forth a list of the ten (10) largest customers of the Business, by dollar volume of sales for the twelve (12) month period ended December 31, 2013.  Except as set forth in Disclosure Schedule 3.18, to Seller’s Knowledge, no Company or Subsidiary has received any written notice from any such customer (who is still a current customer) to the effect that, and there is no reason to believe that, any such customer will stop or materially decrease the rate of buying products from the Business from and after the Base Closing.  Disclosure Schedule 3.18 also sets forth a list of the ten (10) largest suppliers to the Business by dollar volume of purchases for the twelve (12) month period ended December 31, 2013.  Except as set forth in Disclosure Schedule 3.18,  to Seller’s Knowledge, no Company or Subsidiary has received any written notice from any such supplier (who is still a current supplier) to the effect that, and there is no reason to believe that, any such supplier will stop or materially decrease the rate of supplying products to, or, other than price increases in the Ordinary Course, materially increase the cost of its supply of materials, products or services used by, the Business from and after the Base Closing.

3.19 Bank Accounts.  Set forth on Disclosure Schedule 3.19 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Companies and Subsidiaries, together with the names of all Persons who are authorized signatories or have access thereto or control thereover.

3.20 Related Party Transactions.  Except as set forth on Schedule 3.20, none of the Companies or Subsidiaries nor any officer or director of any Company or Subsidiary (a) owns, directly or indirectly, more than ten percent (10%) of the outstanding equity interests of any Person that furnished or sold, or furnishes or sells, material services, products, land or technology to any Company, (b) owns, directly or indirectly, more than ten percent (10%) of the outstanding equity interests of any Person that purchases from or sells or furnishes to any Company or Subsidiary any material goods or services used in the Business, or (c) is party to any Material Contract with any Company or Subsidiary (other than employment, confidentiality and indemnification Contracts with Employees).

3.21 No Company Debt.  Except as set forth on Disclosure Schedule 3.21, the Companies and Subsidiaries have no Company Debt.

3.22 Inventory.  The inventories of the Companies and each Subsidiary are of quality and quantity useable and saleable in the normal and ordinary course of business, subject to appropriate and adequate allowances, if any, reflected in the Financial Statements for obsolete, excess, slow-moving and other irregular items, and such reserve has been calculated in a manner consistent with GAAP, and since the Balance Sheet Date there has been no material write-down of the value of inventory except as charged against reserves and reflected on the Balance Sheet.

3.23 Product Warranty; Product Liability.  Neither the Company nor any of its Subsidiaries has any outstanding product warranty claims with respect to its products, other than those arising in the Ordinary Course consistent with past practice.  Except as set forth on Disclosure Schedule 3.23, the consolidated warranty expense of the Company and its Subsidiaries is as set forth in the Financial Statements.

3.24 Anticorruption Matters.

(a) During the two (2) years prior to the date hereof, the Companies and Subsidiaries have been in compliance with the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), and similar provisions of foreign Laws, in all material respects, except for such failures to be in compliance as has not been, or will not be, material to any Company or Subsidiary. The Companies and Subsidiaries have established and continue to maintain internal controls and procedures intended to ensure compliance with the FCPA and similar provisions of foreign Laws.

(b) To Sellers’ Knowledge, during the two (2) years prior to the date hereof,  none of the Companies or Subsidiaries, or any of their respective directors, officers, employees, agents or representatives, has directly or indirectly made any illegal political contribution, bribe, kickback, payment from corporate funds not recorded on the books and records of any Company or Subsidiary, or payment from corporate funds of any Company or Subsidiary to government officials in their individual capacities (i) to obtain favorable treatment in securing business for any Company or Subsidiary, (ii) to pay for favorable treatment for business secured by any Company or Subsidiary, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or Subsidiary, except in each case as would not be expected to be, individually or in the aggregate, material to the business of, or otherwise materially and adversely impact the business of, any Company or Subsidiary.

3.25 Brokers, Finders.  Other than Robert W. Baird & Co. Incorporated, whose fee shall be paid by Seller, no finder, broker, agent, or other intermediary acting on behalf of Seller is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.26 Customs and International Trade Laws.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Customs and International Trade Laws, at no time since June 1, 2012 has either the Company or any Subsidiary committed any material violation of applicable Customs and International Trade Laws, and there are no material unresolved questions or claims concerning any material liability of the Company and its Subsidiaries with respect to any false statement or omissions made by the Company or any of its Subsidiaries related to applicable Customs and International Trade Laws.

3.27 No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND ANY RELATED AGREEMENT, THE SHARES ARE SOLD “AS IS, WHERE IS” AND SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANIES AND THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANIES, SUBSIDIARIES AND THE BUSINESS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE COMPANIES, SUBSIDIARIES OR THE BUSINESS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and shall survive the Base Closing Date and the transactions contemplated hereby to the extent set forth herein.

4.1 Existence and Power.

(a) Buyer has the corporate or limited liability company power, as the case may be, and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Buyer is duly organized, validly existing and in good standing under the laws of New Jersey.

(c) Except as: (i) set forth on Disclosure Schedule 4.1; and (ii) required pursuant to the HSR Act, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer, or the consummation by Buyer of the transactions contemplated hereby.  The transactions contemplated hereby will not: (x) violate any order, ruling, writ, judgment, or decree of any governmental entity applicable to Buyer; or (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time of both) a default, or give rise to any right of termination, cancellation, maturation, or acceleration of any Liability or obligation, under any of the terms, conditions or provisions of any note, bond, mortgage, license, contract, agreement or other instrument or obligation to which Buyer is a party.

4.2 Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3 Valid and Enforceable Agreement.  This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity.

4.4 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer or any of its Affiliates is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.5 Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates, at law or in equity, which if adversely determined would have a material adverse effect on Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.  There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Buyer or any of its Affiliates which could interfere with Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.6 Financial Capability.  Buyer will have on the Base Closing Date (for the avoidance of doubt, without regard to the Buyer’s ability to bring down this representation and warranty as of the Closing) and the China Closing Date sufficient funds available to deliver the Purchase Price (including any post-closing adjustments to the Purchase Price) and to consummate the transactions contemplated by this Agreement.  Buyer has provided to Seller a true, complete, and correct copy of that certain debt financing commitment letter dated May 16, 2014 among Buyer and KeyBank National Association, including all exhibits, schedules, annexes and amendments to such commitment letter in effect as of the date of this Agreement and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees, pricing caps and other economic terms, none of which would adversely affect the availability or amount of the financing) regarding the terms and conditions of the financing to be provided thereby (collectively, the “Debt Commitment Letter”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions described therein, to lend the amounts set forth therein for the debt financing (the “Financing”).  The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the commitment contained in the Debt Commitment Letter has not been withdrawn or rescinded in any respect.  Buyer has fully paid any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement, and the Debt Commitment Letter is in full force and effect and is the legal, valid, and binding obligation of Buyer and each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Debt Commitment Letter.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or any other party thereto under the Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which the Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could adversely affect the availability of the Financing other than as set forth in the Debt Commitment Letter.

4.7 Independent Investigation.

(a) In making the decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Related Agreements, Buyer has relied solely on its own independent investigation, analysis and evaluation of the Companies (including Buyer’s own estimate and appraisal of the value of the financial condition, assets, operations and prospects of any Company or Subsidiary).  Buyer confirms to Seller that Buyer is sophisticated and knowledgeable in the business of the Companies and Subsidiaries and is capable of evaluating the matters set forth above.

(b) In connection with Buyer’s investigation of the Companies and the Subsidiaries, Buyer has received from or on behalf of Seller certain projections, including projected statements of operating revenues and income from operations of the Companies for the fiscal year ending September 30, 2014 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall not have any claim against Seller with respect thereto.  Accordingly, Seller does not make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).  Buyer agrees that neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of any information regarding the Company and any information, document or material made available to Buyer or its Affiliates or representatives in certain physical or online “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.

4.8 No Other Representations or Warranties.  Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V
EMPLOYEES

5.1 Buyer’s Obligations.

(a) Continued Employment.  Subject to Section 6.25, in regard to the Base Closing and the China Closing:

(i) in relation to Transferred Employees who are employed by the Companies and Subsidiaries immediately prior to the Base Effective Time (or, with respect to Transferred Employees who are employed by China CS, the China Effective Time), including those employees who are on leave of absence or layoff status, (A) Buyer or one of its Affiliates (including the Companies and Subsidiaries after the Base Effective Time (or, with respect to China CS, the China Effective Time)) shall assume and honor all material terms and conditions of employment and all material non-contractual benefits in respect of such Transferred Employees, (B) if required, Buyer and Seller agree to take such actions as are reasonably practicable such that the employment of such Transferred Employees will remain on-going with the relevant Company or Subsidiary or transfer to Buyer or its Affiliate as a matter of law as of the Base Effective Time (or, with respect to China CS, the China Effective Time), and (C) Buyer or one of its Affiliates (including the Companies and Subsidiaries after the Base Effective Time (or, with respect to Transferred Employees of China CS, the China Effective Time)) shall employ such Transferred Employees on the same terms and conditions of employment and shall provide them with the same material non-contractual benefits as such Transferred Employees were employed on and received immediately prior to the Base Effective Time (or, with respect to Transferred Employees of China CS, the China Effective Time), such that there shall be no material change to their terms and conditions of employment or their material benefits as a result of Base Closing or the China Closing, as applicable, and comply with the terms set forth in this Section 5.1, Section 5.2 and Section 5.3, and

(ii) in relation to the Transferred Employees not employed by the Companies or Subsidiaries immediately prior to the Base Effective Time (or, with respect to Transferred Employees providing services to China CS, the China Effective Time) but instead named in Schedule 1.161:

(1) where under applicable Law or rules an automatic transfer of the employment of a Transferred Employee is triggered as a consequence of the sale of the Shares (A) Buyer or one of its Affiliates (including the Companies and Subsidiaries after the Base Effective Time (or, with respect to China CS, the China Effective Time)) shall assume and honor all material terms and conditions of employment and all material non-contractual benefits in respect of such Transferred Employees; (B) Buyer and Seller shall take such actions as are reasonably practicable to ensure that the employment of such Transferred Employees will transfer to Buyer or one of its Affiliates (including the Companies and Subsidiaries after the Base Effective Time (or, with respect to China CS, the China Effective Time)) as a matter of law as at the Base Effective Time (or, with respect to China CS, the China Effective Time); (C) Buyer or one of its Affiliates (including the Companies and Subsidiaries after the Base Effective Time (or, with respect to China CS, the China Effective Time)) shall employ such Transferred Employees on the same terms and conditions of employment and shall provide them with the same material non-contractual benefits as such Transferred Employees were employed on and received immediately prior to the Base Effective Time (or, with respect to Transferred Employees providing services to China CS, the China Effective Time), such that there shall be no material change to their terms and conditions of employment or their material benefits as a result of  the Base Closing (or, with respect to Transferred Employees providing services to China CS, the China Closing) and comply with the terms set forth in this Section 5.1, Section 5.2 and Section 5.3; and (D) Buyer shall provide to Seller, as soon as practicable after the date hereof, any information needed by Seller in connection with such automatic transfers of employment of Transferred Employees; and

(2) in all other circumstances not covered by Section 5.1(a)(i) or Section 5.1(a)(ii)(1), (A) Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Base Effective Time (or, with respect to a Transferred Employee who provides services to China CS, as of the China Effective Time), to such Transferred Employees on the material terms and conditions and offering the material non-contractual benefits reasonably required to obtain their acceptance of the offer (such terms and any material non-contractual benefits to be at a minimum no less favorable than the material terms and conditions of employment and material non-contractual benefits such Transferred Employee was employed on and received immediately prior to the Base Effective Time (or, with respect to a Transferred Employee who provides services to China CS, immediately prior to the China Effective Time)  shall be deemed “reasonably required” for purposes hereof); and (B) Buyer shall comply with the terms set forth in this Section 5.1, Section 5.2 and Section 5.3.

(b) Other Buyer Obligations.  Buyer or one of its Affiliates shall continue the employment of each Transferred Employee for a period of not less than twelve (12) months following the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time) (the “Relevant Period”), other than employees reasonably terminated for Cause.  In addition, for the Relevant Period, Buyer or one of its Affiliates shall provide each Transferred Employee with compensation and benefits that are the same for each such Transferred Employee (including, without limitation, incentive and equity-based compensation but excluding any bonuses paid as a result of the Base Closing or the China Closing, as applicable, of the transactions contemplated by this Agreement) provided to the Transferred Employees immediately prior to the Base Closing or the China Closing, as applicable, and Buyer specifically agrees that during the Relevant Period there shall be no decrease in the Transferred Employee’s base salary or base wage rate in effect immediately prior to the Base Closing or the China Closing, as applicable.  If Buyer or one of its Affiliates terminates the employment of any U.S. Transferred Employee for any reason other than Cause during the twelve (12) month period following the Base Effective Time, then, except as set forth on Schedule 5.1(b)(ii), Buyer or the appropriate Affiliate shall (x) pay to such U.S. Transferred Employee, in accordance with and subject to the terms of Buyer’s normal severance policy, an amount not less than two (2) weeks of severance pay in accordance with Schedule 5.1(b)(i) for each year of service prior to termination that such U.S. Transferred Employee provided to both Seller or any of its Affiliates (including any of the Companies or the Subsidiaries) or Buyer or any of its Affiliates (including any of the Companies or the Subsidiaries), with a minimum of twelve (12) weeks of severance pay provided and a maximum of thirty-five (35) weeks of severance pay provided, and Buyer shall have no further liability under this Agreement to Seller with respect to payment of severance to any such Transferred Employee, and (y) provide to such U.S. Transferred Employee the benefits set forth on Schedule 5.1(b)(i).  If Buyer or one of its Affiliates terminates the employment of any Non-U.S. Transferred Employee for any reason other than Cause at any time following the Base Effective Time (or, with respect to a Transferred Employee relating to China CS, the China Effective Time), then Buyer or the appropriate Affiliate shall pay to such Non-U.S. Transferred Employee the amount of severance required by applicable local Law. For any partial year of service provided by a U.S. Transferred Employee, for purposes of determining the amount of severance to be paid to such U.S. Transferred Employee, any service provided in excess of twenty-six (26) weeks in such partial year shall count as a full year of service. Where required by local Law, Buyer shall obtain the consent of the relevant Transferred Employee before making any changes to the terms and conditions of such Transferred Employee’s employment (including compensation and benefits) following the Base Closing (or, with respect to Transferred Employees relating to China CS, the China Closing), or shall otherwise make the change in accordance with local Law

(c) Severance Benefits.  Seller and Buyer shall use commercially reasonable efforts to take any and all required actions necessary to minimize to the greatest extent practicable the possibility that severance benefits and/or government-required termination liabilities shall be payable to a Transferred Employee regardless of whether such Transferred Employee continues to be employed by a Company or Subsidiary after the consummation of the transactions contemplated by this Agreement, becomes employed by Buyer or one of its Affiliates or accepts Buyer’s or one of its Affiliates’ offer of employment; provided, however, to the extent the payment of severance benefits and/or government-required termination liabilities to any Transferred Employee is required as a result of the consummation of the transactions contemplated by this Agreement and the consequent transfers of employment, such severance benefits and government-required termination liabilities shall be the sole responsibility of Buyer.  Buyer shall indemnify Seller and its Affiliates and hold them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by a Transferred Employee, severance payments or termination indemnities triggered for any reason due to a Transferred Employee’s termination or deemed termination of employment on or after the Base Effective Time (or, with respect to any Transferred Employee relating to China CS, the China Effective Time) for any reason.

(d) Prior Service.  Buyer shall grant (or cause its Affiliates to grant) each Transferred Employee credit for years of prior service with Seller or any of its Affiliates or their respective predecessors for all purposes, including the payment of any severance benefits and benefit accrual, under each “employee benefit plan” (including plans within the meaning of Section 3(3) of ERISA) sponsored or monitored by Buyer or any of its Affiliates; provided, however, that such credit shall not result in a duplication of benefits.  Buyer and Seller agree to cooperate and exchange such information as is necessary to avoid any such duplication of benefits.  For the avoidance of doubt, Buyer shall credit each Transferred Employee with all paid time off taken into account in determining the Base Final Net Working Capital and unused by such Transferred Employee through the Base Closing Date (or, with respect to Transferred Employees relating to China CS, all paid time off taken into account in determining the China Final Net Working Capital and unused by such Transferred Employee through the China Closing Date).

5.2 U.S. Employment Matters.

(a) 401(k) Plan.

(i) Immediately prior to the Base Effective Time, Seller shall cease all contributions in respect of each U.S. Transferred Employee in Seller’s tax-qualified and nonqualified defined contribution plans in which such individual is then participating.  As of the Base Effective Time, Buyer or one of its Affiliates shall have in effect one or more defined contribution plans that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”).  Buyer shall be responsible for any and all Liabilities and other obligations with respect to Buyer’s 401(k) Plan.  Each U.S. Transferred Employee who was a participant in one or more of the Qualified Plans that are individual account plans as set forth on Disclosure Schedule 3.17(c) (“Emerson’s 401(k) Plan”) shall become a participant in Buyer’s 401(k) Plan as of the Base Effective Time.  Immediately prior to the Base Effective Time, Seller will fully vest the account balances of each U.S. Transferred Employee (to the extent not then fully vested), if any, under Emerson’s 401(k) Plan.

(ii) As soon as practicable after the Base Closing Date, Buyer and Seller shall select a date that is mutually agreeable on which U.S. Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under Emerson’s 401(k) Plan to Buyer’s 401(k) Plan in the form of cash and participant loan notes.  Seller and Buyer shall take all actions necessary to permit such rollovers as soon as practicable after the Base Closing Date including, without limitation, amendment of Buyer’s 401(k) Plan to allow for direct rollovers and continued payment of outstanding participant loans.

(b) Welfare Benefits.

(i) Immediately prior to the Base Effective Time, each U.S. Transferred Employee shall cease participation in the welfare benefit plans of Seller and its Affiliates (each, a “Seller Welfare Plan”) and at the Base Effective Time shall immediately commence participation in the welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates made available to such U.S. Transferred Employees, without any waiting time (to the extent that coverage replaces coverage under a comparable Seller Welfare Plan, in which such U.S. Transferred Employee participated immediately prior to the Base Closing).

(ii) For purposes of each welfare benefit plan of Buyer or one of its Affiliates providing medical, dental, and/or pharmaceutical benefits to any U.S. Transferred Employee, Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such U.S. Transferred Employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such U.S. Transferred Employees and dependents and that have not been satisfied as of the Base Effective Time).

(iii) With respect to Benefit Plans in which benefits are subject to co-payments, deductibles or similar thresholds, Buyer or one of its Affiliates will take any and all reasonably required actions necessary to give full credit for all co-payments, deductibles and maximum out-of-pocket requirements satisfied prior to the Base Effective Time in the same plan year as if there had been a single continuous employer.

(iv) Seller shall have sole responsibility for providing “continuation coverage” required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for any U.S. Transferred Employee and all “qualified beneficiaries” of any U.S. Transferred Employee for whom a “qualifying event” occurs prior to the Base Effective Time (including all qualifying events that occur in connection with the consummation of the transactions contemplated by this Agreement).  The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code.

(v) Immediately prior to the Base Effective Time, Seller shall transfer from medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer the account balances of U.S. Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to U.S. Transferred Employees with respect to such transferred account balances at or after the Base Effective Time.  Each U.S. Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan for the plan year of the Seller FSA Plan in which the Base Effective Time occurs.  Promptly after the Base Closing Date, Buyer shall reimburse Seller for benefits paid by the Seller FSA Plans to any U.S. Transferred Employee prior to the Base Effective Time to the extent in excess of the payroll deductions made in respect of such U.S. Transferred Employee prior to the Base Effective Time with respect to the Seller FSA Plan’s plan year in which the Base Effective Time occurs.  Promptly after the Base Closing Date, Seller shall transfer to Buyer in cash any excess amount credited to the Seller FSA Plan that results from the U.S. Transferred Employees’ payroll deductions credited to the Seller FSA Plan exceeding the total amount of benefits that have been paid under the Seller FSA Plan prior to the Base Effective Time with respect to the Seller FSA Plan’s plan year in which the Base Effective Time occurs.

(c) WARN Act.  Buyer shall assume all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar applicable Law arising as a result of the transactions contemplated by this Agreement or any of the Related Agreements.  Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Seller or any of its Affiliates with respect to the WARN Act or any similar applicable Law arising as a result of the transactions contemplated by this Agreement or any of the Related Agreements.

5.3 Non-U.S. Employment Matters.

(a) Non-U.S. Employee Benefit Plans.

(i) Except as may be agreed to between Buyer and Seller, effective as of the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time), Buyer or one of its Affiliates shall establish and qualify or register with applicable regulatory authorities employee benefit plans, programs, policies and arrangements for, or shall extend Buyer’s or its Affiliates’ existing employee benefit plans, programs, policies and arrangements to, the Non-U.S. Transferred Employees which are in accordance with local law and which provide benefits to such Employees on terms and conditions consistent with Section 5.1 and this Section 5.3.

(ii) Seller agrees that, immediately prior to the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time), it shall transfer and assign, or shall cause to be transferred and assigned, to Buyer or an Affiliate of Buyer, all of its rights, duties and liabilities, whether stated or otherwise, under and with respect to each Non-U.S. Benefit Plan or other benefit plan that is sponsored, maintained or contributed to in respect of or relating to Non-U.S. Transferred Employees, including all statutory duties and liabilities, and Buyer agrees that, as of the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time), it shall assume, or shall cause one or more Affiliates of Buyer to assume, sponsorship of, all such rights, duties and liabilities, statutory or otherwise.

5.4 Employee Claims.

(a) Benefit Plan Claims.  Seller and its Affiliates shall be responsible for all claims incurred prior to the Base Effective Time (or, with respect to Transferred Employees of China CS, the China Effective Time) in connection with any Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents.  All claims incurred at or after the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time) under a Seller Welfare Plan or a welfare benefit plan of Buyer or its Affiliates by Transferred Employees and their beneficiaries and dependents shall be the responsibility of Buyer or its Affiliates.  For purposes of this Section 5.4(a), the following claims shall be deemed to be incurred as follows: life, disability, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits; and health or medical, dental, vision care and/or prescription drug benefits, upon provision of such services, materials or supplies.

(b) Workers’ Compensation Claims.  Buyer shall be responsible for all workers’ compensation claims of any Transferred Employee that are based upon events or conditions occurring at or after the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time).  Seller shall be responsible for all workers’ compensation claims of any Transferred Employee that are based upon events or conditions occurring prior to the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time).

(c) Other Claims.  Buyer shall be responsible for all liabilities in connection with claims not covered by subsection (a) and (b) of this Section 5.4 incurred at or after the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time) by Transferred Employees and their eligible dependents including without limitation liabilities under benefit plans of Buyer, benefit plans of Seller (pursuant to the Transition Services Agreement only), any Company or Subsidiary or their Affiliates, or otherwise.

5.5 No Third Party Beneficiaries.  No agreement between the Parties nor any action by Seller, any Company, any Subsidiary, Buyer, or their Affiliates shall be deemed to create any third party beneficiary rights in any employees of Seller, any Company, any Subsidiary, Buyer or any of their Affiliates, and no Person other than the Parties shall have any rights to enforce any provision hereof.  Nothing in this ARTICLE V or any other provision in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Buyer or any Affiliate or limit the right of Buyer or its Affiliates to terminate the employment of any Transferred Employee at any time following the Base Effective Time (or, with respect to Transferred Employees relating to China CS, the China Effective Time), provided, however nothing in the foregoing shall in any way impact the obligations of the Buyer and its Affiliates set forth in this ARTICLE V.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Conduct of the Business Until Closing.  Subject to Section 6.25, on and after the date hereof and prior to the Base Effective Time (or with respect to China CS, the China Effective Time) or termination of this Agreement, except as: (i) set forth on Schedule 6.1; (ii) otherwise provided in this Agreement; or (iii) as Buyer may otherwise consent to or approve in writing, which consent shall not be unreasonably withheld, conditioned or delayed, each Company and Subsidiary shall:

(a) not enter into discussions or effect any transactions (i) relating to the disposal of any of the Shares or the merger or consolidation of any Company or Subsidiary with or into any person or entity, (ii) relating to the disposition of any material part of the assets of the Companies or Subsidiaries or (iii) relating to the acquisition by any Company or Subsidiary (by purchase of a substantial portion of stock or assets or in any other manner) of any business, corporation, partnership, joint venture, association or other business organization or division thereof;

(b) (i) conduct its business, operations, activities and practices in the Ordinary Course, (ii) use commercially reasonable efforts to preserve its current business organization and existing business relationships and prospects in all material respects, and (iii) maintain the Leased Personal Property in substantially the condition currently existing, normal wear and tear excepted;

(c) not grant any increase in the compensation of officers or management employees engaged in the Business, except for increases (i) in the Ordinary Course, (ii) as required by applicable law or (iii) as required by any employment or other agreement, any bonus (including any completion bonus), pension, profit-sharing or other plan or commitment;

(d) not (i) change the overall character of its business, operations, activities and practices in any material way, (ii) enter into, terminate or amend in any material respect any Material Contract (except to the extent necessary to obtain the consents contemplated by this Agreement), or (iii) except in the Ordinary Course, sell, lease, or grant any option to sell or lease, give a security interest in or otherwise create any Encumbrance (other than a Permitted Encumbrance) on any material part of its assets;

(e) not pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements (or the notes thereto), or not required by GAAP to be so reflected or reserved, or incurred thereafter in the Ordinary Course, or waive any material benefits of, or agree to modify any material confidentiality, standstill, non-solicitation or similar agreement to which it is a party;

(f) not (i) incur any indebtedness, other than short-term indebtedness or by borrowings under existing credit facilities in an amount not greater than $500,000, or (ii) make any loans or advances to any other Person, other than routine advances to employees in the ordinary course of the Business in an amount not greater than $50,000;

(g) other than in the Ordinary Course or as expressly provided herein, not (i) make any material Tax election not required by Law or permitted by this Agreement that would have a continuing effect on any Company or Subsidiary following the Base Closing Date (or, with respect to China CS, the China Closing Date) or (ii) settle or compromise any material Tax Liability for which Buyer may be responsible;

(h) except as is permissible in accordance with applicable Law or GAAP, not make any material change in the Business’ methods, principles and practices of accounting;

(i) not enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes in any material respect the ability of any Company or Subsidiary to compete with or conduct any business or line of business in any geographic area;

(j) not settle or compromise any pending or threatened Legal Proceeding on or any claim or claims against the Business other than (i) in the Ordinary Course, or (ii) with a settlement or claim value not in excess of $500,000;

(k) not enter into any agreement (conditional or otherwise) to do any of the foregoing.

6.2 Access Pending Closing.  Seller shall, at all reasonable times prior to Base Closing (or, with respect to China CS, the China Closing), make the plants, properties, books and records of the Companies and the Subsidiaries, including access to customers and suppliers, available during normal business hours to Buyer, its representatives, financial advisors, consultants, lenders and auditors, and Seller shall and shall cause each Company to furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, that if such access involves entry onto any other facility of Seller or its Affiliates, (a) Seller and the applicable Company or Subsidiary shall be entitled to have a representative of Seller and/or the applicable Company accompany Buyer and/or its representatives, financial advisors, consultants, lenders and auditors at all times and (b) Buyer shall indemnify and hold Seller, each Company and each Subsidiary, and each of their respective Affiliates, harmless from any and all liabilities, claims, demands, damages, and expenses of any kind or nature which arise or accrue as a result of such entry.  Notwithstanding the above, Seller may limit access to the extent it reasonably deems necessary to avoid disruption of the Business; and provided further that, prior to the Base Closing (or, with respect to Leased Real Property of China CS, the China Closing), without the prior written consent of Seller, which may be withheld for any reason, Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property or any other facility of Seller or its Affiliates.  Furthermore, nothing in this Section 6.2 shall, prior to the Base Closing (or, with respect to China CS, the China Closing), require Seller to (y) take any action that would, in the good faith judgment of Seller, (i) constitute a waiver of the attorney-client privilege, work product doctrine or similar privilege or trade secret protection held by Seller or any of its Affiliates, (ii) violate any applicable Law, or (iii) violate confidentiality obligations owing by Seller or any of its Affiliates to third parties or (z) permit access to personnel records of the Employees relating to individual performance or evaluation records, medical histories or other information the disclosure of which, in Seller’s good faith opinion, could subject Seller or any of its Affiliates to risk of liability.

6.3 Books and Records.

(a) For a period of seven (7) years from and after the Base Closing (or, with respect to China CS, the China Closing), Buyer shall, and shall cause the Companies and Subsidiaries to provide Seller and its Affiliates and their representatives with reasonable access (on-site or otherwise, at Seller’s sole discretion) during normal business hours, to all books and records of the Companies and Subsidiaries not subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to Pre-Closing Periods for the sole purpose of, and to the extent necessary to, (a) prepare Tax returns, (b) defend any claim in respect of which a Notice of Claim has been served on Seller (provided that, solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this Agreement, shall govern the obligation of Buyer to provide Seller or its Affiliates with Records, as defined herein, and other information requested by Seller or its Affiliates with respect to such matter) and (c) prepare the Base Closing Statement as referred to in Section 2.6(c) and the China Closing Statement as referred to in Section 2.7(b); provided, that if such access involves entry onto any facility of Buyer or its Affiliates, (a) Buyer shall be entitled to have a representative of Buyer accompany Seller and/or its representatives, financial advisors, consultants, lenders and auditors at all times and (b) Seller shall indemnify and hold Buyer and its Affiliates harmless from any and all liabilities, claims, demands, damages, and expenses of any kind or nature which arise or accrue as a result of such entry.  To the extent deemed necessary by Seller or its Affiliates with respect to their other business operations, Seller and its Affiliates may retain copies of such Records prior to providing the originals to the Companies, or, as soon as practicable after the Base Closing (or, with respect to China CS, the China Closing), Buyer shall provide to Seller and its Affiliates copies of all or any portion of such non-privileged Records as requested by Seller and its Affiliates.  Unless otherwise consented to in writing by Seller, Buyer shall not, for a period of seven (7) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to Seller such Records.

(b) For a period of one hundred and twenty (120) days from and after the Base Closing (or, with respect to China CS, the China Closing), Seller shall, and shall cause the Companies and Subsidiaries to provide Buyer and its Affiliates and their representatives with reasonable access (on-site or otherwise, at Seller’s sole discretion) during normal business hours, to all books and records of the Companies and Subsidiaries, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data pertaining or relating to Pre-Closing Periods for the sole purpose of, and to the extent necessary to prepare audited financial statements with respect to the Companies and Subsidiaries, to be completed within seventy-five (75) days of the Base Closing Date.  The access provided pursuant to this Section 6.3(b) shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Seller.

6.4 Filings; Cooperation.

(a) Prior to the China Closing, the Parties shall proceed in good faith to promptly make such filings (whether foreign or domestic) and take such other actions as may be reasonably necessary to satisfy the conditions to the Base Closing set forth in ARTICLE VII and ARTICLE VIII and the conditions to the China Closing as set forth in Section 6.25 and the China Transfer Agreement.

(b) On or after the Base Closing Date and the China Closing Date, respectively, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents, instruments or certificates, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.5 HSR Act.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Antitrust Laws to consummate the transactions contemplated by this Agreement, (ii) use reasonable best efforts to file Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby within five (5) Business Days of the date hereof, (iii) use reasonable best efforts to file any other notification or reports pursuant to the other Antitrust Laws with respect to the transactions contemplated hereby within five (5) Business Days of the date hereof, (iv) comply as promptly as practicable with any request for additional information and documentary material that may be issued pursuant to the HSR Act or other Antitrust Laws and (v) use reasonable best efforts to cause the expiration or earlier termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws as soon as practicable; in furtherance of the foregoing, Buyer shall request “early termination” of the applicable waiting period under the HSR Act and any other Antitrust Laws.  In addition to and without limiting the foregoing, Buyer agrees that it shall propose, negotiate, and offer to (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of assets or businesses of Buyer or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of Buyer in order to avoid the filing of any suit or proceeding under an Antitrust Law, or to effect the dissolution of any injunction, temporary restraining order or other order that would have the effect of preventing the closing of the transactions contemplated by this Agreement.

(b) In connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the Parties shall use reasonable best efforts to (i) promptly cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party timely informed in all material respects of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental entity charged with enforcing Antitrust Laws and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) promptly permit the other Party to review any material communication given to it by, and promptly consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other governmental entity charged with enforcing Antitrust Laws in connection with any proceeding by a private party.

(c) If Buyer or any of its subsidiaries intends to make an Acquisition during the period from the date of this Agreement until the Base Closing Date, Buyer agrees that it will, and will cause its subsidiaries to, use commercially reasonable efforts to proceed with the Acquisition in a manner that it believes in good faith avoids creation of a material risk of making it materially more difficult to obtain any approval or authorization of the FTC or the DOJ required in connection with the transactions contemplated by this Agreement with respect to the HSR Act such that the Base Closing fails to occur on or before August 14, 2014; provided, however, if either such agency determines that an Acquisition will prevent the Parties from receiving clearance or approval to proceed with such transactions, then Buyer agrees that it will, and will cause its subsidiaries to, use reasonable best efforts to mitigate the effects of the Acquisition on such transactions so the Parties may proceed with the Base Closing.  Notwithstanding the foregoing, Buyer represents that on the date of this Agreement, neither it nor any of its subsidiaries is in discussions with respect to, has a present intention to initiate discussions with respect to, or has executed an agreement to make, any Acquisition that it believes in good faith creates a material risk of making it materially more difficult to obtain any approval or authorization of the FTC or the DOJ required in connection with the transactions contemplated by this Agreement with respect to the HSR Act.

6.6 Intentionally Omitted.

6.7 Confidentiality; Announcements.

(a) In addition to the terms, provisions and covenants of the Confidentiality Agreement, which shall remain in full force and effect until the Base Closing (or, with respect to China CS, the China Closing), Buyer acknowledges that, in the course of its investigations of the Companies and Subsidiaries, Buyer and its Affiliates and their respective representatives have and will become aware of confidential information and documents of Seller and its Affiliates, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller and its Affiliates.  Buyer covenants that prior to the Base Closing (or, with respect to China CS, the China Closing), all information and documents concerning the Companies, the Subsidiaries or the Business reviewed by Buyer or its Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby and, following either the Base Closing (or, with respect to China CS, the China Closing) or termination of this Agreement, any confidential information known to Buyer (including through any Employee) or its Affiliates or their respective representatives with respect to other businesses operated by Seller or any of its Affiliates, shall be maintained in confidence and shall not be disclosed or used by Buyer, its Affiliates, the Companies, the Subsidiaries or their respective representatives without Seller’s prior written consent, unless Buyer can demonstrate that such information is (i) otherwise publicly available through no fault of Buyer, any Company, any Subsidiary, their Affiliates or their respective representatives, (ii) required to be disclosed pursuant to judicial order, regulation or law, (iii) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed, or (iv) disclosed to any person that proposes to finance, in whole or in part, the purchase of the Shares, solely for the purpose of permitting such party to evaluate the advisability of providing such financing.  With respect to information and documents related to the Companies, the Subsidiaries or the Business, at Seller’s request in the event that the Base Closing or the China Closing shall not occur, and, with respect to information and documents related to the other businesses operated by Seller or any of its Affiliates, as soon as practicable following the Base Closing or China Closing, as applicable, (A) Buyer shall, and shall cause its Affiliates and their respective representatives to, promptly destroy all information and documents concerning the Companies, the Subsidiaries or the Business or other businesses operated by Seller or any of its Affiliates, as the case may be (including any copies thereof or extracts therefrom), and (B) Buyer shall (and shall cause its Affiliates and their respective representatives to) keep confidential and shall not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or law.  If either Buyer, any of its Affiliates, any Company or any of their respective representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure with respect to any Company, any Subsidiary or the Business that is prohibited by this Section 6.7, Buyer will provide Seller with prompt notice (to the extent such notice is not prohibited by law) of such requirement so that Seller may seek (at Seller’s sole cost and expense) an appropriate protective order or other appropriate remedy.  Subject to the foregoing, Buyer, such Affiliate, such Company or such representative, as applicable, may furnish that portion (and only that portion) of such information that Buyer, such Affiliate, such Company or such representative, as applicable, is legally compelled or is otherwise required to disclose.

(b) Following the Base Closing, Seller shall maintain, and shall cause its Affiliates and their respective representatives to maintain, in confidence any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, of CS, UK CS and the Subsidiaries (“Base Company Confidential Information”) that they may have and such information shall not be disclosed by Seller or its Affiliates or their respective representatives without Buyer’s prior written consent.   Following the China Closing, Seller shall maintain, and shall cause its Affiliates and their respective representatives to maintain, in confidence any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, of China CS (“China Company Confidential Information” and, together with the Base Company Confidential Information, the “Company Confidential Information”) that they may have and such information shall not be disclosed by Seller or its Affiliates or their respective representatives without Buyer’s prior written consent.   Notwithstanding the foregoing, Seller, its Affiliates and their respective representatives may disclose Company Confidential Information if such information is (i) otherwise publicly available through no fault of Seller or its Affiliates or their respective representatives, (ii) required to be disclosed pursuant to judicial order, regulation or law or (iii) required to be disclosed by the rules of the New York Stock Exchange or any other applicable exchange or quotation system (it being understood that any information described in (i), (ii) or (iii) above shall not be considered Company Confidential Information).  If Seller or its Affiliates or their respective representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure with respect to any Company or the Business that is prohibited by this Section 6.7, Seller will provide Buyer with prompt notice (to the extent such notice is not prohibited by law) of such requirement so that Buyer may seek (at Buyer’s sole cost and expense) an appropriate protective order or other appropriate remedy.  Subject to the foregoing, Seller, such Affiliate, or such representative, as applicable, may furnish that portion (and only that portion) of such information that Seller, such Affiliate, or such representative, as applicable, is legally compelled or is otherwise required to disclose.

(c) The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, the China Transfer Agreement or the transactions contemplated thereby, or the Purchase Price, the Base Closing Payment, the Base Purchase Price, the China Closing Payment, the China Purchase Price, or the terms hereunder, shall be issued or made without the prior written approval of both Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable law or regulation (in either case, as set forth in a written opinion of counsel), in which case the Party making such disclosure will first promptly provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.  The Parties agree that (i) any press release to be made in respect of the transactions contemplated by this Agreement shall be in the form agreed to by Seller and Buyer, and (ii) any Securities and Exchange Commission filing to be made by a Party in respect of the transactions contemplated by this Agreement may be reviewed by the non-filing Party reasonably in advance of any such filing being filed.

6.8 Covenant Not to Compete and Non-Solicitation.

(a) In light of the extensive knowledge of the Companies, the Subsidiaries and the Business possessed by Seller and its Affiliates, and for good and valuable consideration which the Parties acknowledge, it is mutually agreed that, for the period commencing at the Base Effective Time and ending on the third anniversary of the Base Closing Date (the “Non-Compete Period”), neither Seller nor any of its Affiliates shall engage (including through the provision of management, advisory or technical services or through a joint venture or partnership) in the Business anywhere in the world (“Competitive Activities”). Notwithstanding the foregoing, Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of the ownership by Seller or any of its Affiliates: (i) of the stock of a Person engaged, directly or indirectly, in Competitive Activities if owned by a Seller pension fund; (ii) of less than an aggregate of fifteen (15) percent of the stock of a Person engaged, directly or indirectly, in Competitive Activities; (iii) of a Person engaged, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than fifteen (15) percent of such Person’s consolidated annual revenues for the most recently completed fiscal year, provided that this Section 6.8(a)(iii) shall not be deemed to be violated if the Competitive Activities of such Person account for fifteen (15) percent or more of such Person’s consolidated annual revenues for the most recently completed fiscal year if such Person is acquired after the date hereof and within twenty-four (24) months following the consummation of such Person’s acquisition by Seller, either (A) Seller’s or any of its Affiliates’ Competitive Activities account for less than fifteen (15) percent of such Person’s consolidated annual revenues for the then most recently completed fiscal year or (B) the Non-Compete Period expires; or (iv) of the China Shares or the operation of the business of China CS until the China Closing Date.  Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, Sellers and their Affiliates shall not use Company Confidential Information for any competitive purpose (except that the Parties hereto agree that Seller shall be entitled to use China Company Confidential Information to operate the business of China CS until the China Closing Date).

(b) During the period ending on the second anniversary of the Base Closing Date, Seller and its Affiliates shall not directly or indirectly (i) solicit to hire or (ii) hire any individual listed in Schedule 6.8(b) or, save to the extent required pursuant to ARTICLE V, any current participant in the annual cash bonus program of Seller or its Affiliates, nor shall Seller knowingly permit or allow any of its Affiliates to do any of the foregoing; provided, however, that this prohibition shall not apply to general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation or to non-directed searches conducted by recruiting firms on behalf of Seller or its Affiliates; provided further that the foregoing provision shall not apply to employment by or for China CS between the Base Closing Date and the China Closing Date of any employee employed by or employed for China CS as of the date hereof.

(c) Without limiting the remedies available, the Parties agree that damages at law may be an insufficient remedy in the event of breach of this Section 6.8 and that the injured Party should be entitled to seek injunctive relief or other equitable remedies in the event of any such breach, without the necessity of posting security or a bond.

(d) If any of the provisions of this Section 6.8 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 6.8 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 6.8.

6.9 Non-Disparagement.  Neither Party shall, for a period of one (1) year from the Base Closing Date, make any comments or other communications disparaging the goodwill or reputation of the other Party, their management or businesses.

6.10 Insurance.  Except as expressly provided in Section 5.4(a), the Parties agree that Buyer, the Companies and Subsidiaries shall not have the benefit of or access to any insurance policies of Seller or its Affiliates, including the self-insurance programs maintained by Seller or any of its Affiliates.

6.11 Use of Names and Marks.  Buyer will cause the Companies and Subsidiaries to cease all use of all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations comprising or likely to be confused with the mark EMERSON, or EMERSON logos, or any other marks or domain names listed on Schedule 6.11 (collectively, the “Emerson Trademarks”) in any fashion or combination, as well as eliminate the use of any other designation indicating affiliation with Seller or any of its Affiliates, as soon as practicable after the Base Closing Date but not more than one hundred and fifty (150) days after the Base Closing Date (the “Transition Period”); provided, however, (a) that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings, which could result after the Base Effective Time in a legal commitment of Seller or any of its Affiliates, Buyer will cause the Companies and Subsidiaries to cease immediately after the Base Effective Time any use of the Emerson Trademarks as well as of any other designation indicating after the Base Effective Time affiliation with Seller or any of its Affiliates, and (b) that the Companies and Subsidiaries shall only use the Emerson Trademarks in connection with the Business on goods and services of the same type and quality provided by the Companies and Subsidiaries immediately before the Base Closing Date.  Within ten (10) Business Days after the Base Closing Date, Buyer shall cause the Companies and Subsidiaries to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Companies and Subsidiaries that the Companies have been acquired by Buyer.  Buyer hereby agrees to indemnify Seller with respect to any liability resulting from the foregoing, including, without limitation, the use of any such trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations.  The Companies and Subsidiaries will not be obligated to modify, or cause any third party to modify any work in process (but only to the extent not commercially reasonable to do so), finished goods, printed catalogues or printed product literature to which an Emerson Trademark was affixed prior to the expiration of the Transition Period and may continue to distribute such printed materials and sell such goods until the depletion of such inventory but not more than one (1) year after the Base Closing Date.  With respect to the operations of China CS, all references to “Base Closing Date” in this Section 6.11 shall be deemed to refer to the China Closing Date.

6.12 Director and Officer Liability and Indemnification.  For a period of six (6) years after the Base Closing, Buyer shall not, and Buyer shall not permit the Companies and Subsidiaries to, amend, repeal or modify, in any manner that would materially adversely affect the rights thereunder, any provision in the certificate of formation or limited liability company agreement (or other organizational documents) of the Companies and Subsidiaries relating to the exculpation or indemnification of any officers, directors or managers (unless required by law), it being the intent of the Parties that the officers, directors and managers of the Companies and Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

6.13 Notification of Certain Matters.  Prior to the Base Closing (or, with respect to China CS, the China Closing), Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements;

(b) any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement; and

(c) any inaccuracy of any representation or warranty contained in this Agreement (i) of Seller of which Seller obtains knowledge that would cause the condition set forth in Section 7.1(a) not to be satisfied or (ii) of Buyer of which Buyer obtains knowledge that would cause the condition set forth in Section 8.1(a) not to be satisfied;

provided that, subject to Section 6.14, no such notification, nor the obligation to make such notification, shall affect any representation, warranty, covenant or indemnification right or obligation of any Party.

6.14 Supplement to Disclosure Schedules.  Seller may deliver to Buyer no later than the end of the second (2nd) Business Day prior to the Base Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the Disclosure Schedules (including changes to any other representations or warranties in ARTICLE III hereof as to which no Disclosure Schedule has been created as of the date hereof but as to which a Disclosure Schedule would have been required if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring, or of which Seller first becomes aware, subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Base Effective Time, which Update Schedule shall be dated as of the Base Closing Date; provided, however, that if such supplemental information relates to an event or circumstance occurring, or of which Seller first becomes aware, subsequent to the date hereof (other than events or circumstances which arise from a violation of Section 6.1) and if Buyer would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 7.1 on the basis of the information so disclosed and it does not exercise such right prior to the Base Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of ARTICLE IX of this Agreement.  Except as set forth in the immediately preceding sentence, unless expressly consented to in writing by Buyer, any other supplemental information to the Disclosure Schedules or any delivery of an Update Schedule after the date hereof shall not be deemed to cure any breach of any representation or warranty made in this Agreement.

6.15 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.  The covenants and waivers of Buyer contained in this Section 6.15 shall in all events be subject to applicable rules of professional responsibility or conduct.

(a) Subject to the foregoing, Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Base Closing, CS, UK CS, and any Subsidiary, and including, after the China Closing, China CS) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Base Closing (or, with respect to China CS, the China Closing) (the “Post-Closing Base Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving the Related Agreements or the transactions contemplated thereby, by any legal counsel currently representing Seller or any of its Affiliates in connection with the Related Agreements or the transactions contemplated thereby (the “Current Representation”).

(b) Subject to the foregoing, Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Base Closing, CS, UK CS, and any Subsidiary, and including, after the China Closing, China CS) to waive and to not assert, any attorney-client privilege solely to the extent inherited as a result of the transactions contemplated by the Related Agreements with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation prior to the Base Closing Date (or, with respect to China CS, the China Closing Date) in connection with any Post-Closing Base Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Base Closing, with the Companies (or, with respect to China CS, the China Closing), it being the intention of the Parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Related Agreements or the transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers or to any privilege otherwise held by Buyer irrespective of the transactions contemplated by the Related Agreements.

(c) Subject to the foregoing, Buyer agrees to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 6.15.

6.16 Employee Bonus Payments.  After the Base Closing Date (or, with respect to the Transferred Employees relating to China CS, the China Closing Date) and consistent with past practices with respect to timing, Buyer shall pay any bonus payments due to any of the Transferred Employees that participate in the annual cash bonus plan of Seller or its Affiliates to the extent such amounts are in the Ordinary Course and are taken into account in determining the Base Final Net Working Capital (or, with respect to China CS, the China Final Net Working Capital).  For the avoidance of doubt, nothing in this Section 6.16 shall in any way impact the obligations of Buyer under ARTICLE V.

6.17 Tax Covenants.

(a) All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transactions contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of the Base Closing and the China Closing, that may be imposed, payable, collectible or incurred shall be paid one-half by Buyer and one-half by Seller.

(b) Seller shall pay all Income Taxes of each Company and the Subsidiaries relating to Pre-Closing Periods to the extent such Income Taxes (i) were not included in the Final Net Working Capital or (ii) were not paid prior to Closing by or on behalf of  any Company or any Subsidiary.  Buyer shall pay all Taxes of each Company and the Subsidiaries relating to Post-Closing Periods and those Taxes provided for in Section 6.17(a).  Buyer shall not be responsible for any other Taxes of Seller or any of its other Affiliates (other than the Companies and the Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of foreign Law).

(c) Notwithstanding anything to the contrary in Section 6.17, in connection with the filing of the federal consolidated Tax Return of Seller for the Tax period that includes the Base Closing Date, (i) Seller shall have the option to elect pursuant to Treasury Regulation Section 1.1502-36(d)(4)(ii)(A)(1) to specify the allocation of CS’s attribute reduction amount, and (ii) if necessary, Seller shall make the election provided for in Treasury Regulation Section 1.1502-36(d)(6) to reduce basis in its CS Shares to prevent a reduction in CS’s post-April 30, 2004 net operating losses or CS’s Category D attributes as set forth in Treasury Regulation Section 1.1502-36(d)(4)(i)(D).  Any such elections shall be made in the manner provided in Treasury Regulation Section 1.1502-36(e)(5).  Seller shall notify Buyer at least thirty (30) days before making any such elections.

(d) Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for CS and its Subsidiaries for all taxable periods ending on or before the Base Closing Date that are filed after the Base Closing Date.  Seller shall submit all such Income Tax Returns to Buyer for its review and comment at least thirty (30) days prior to the due date for filing such Income Tax Returns, and Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Returns.  Buyer shall cooperate with Seller in filing and causing to be filed all such Income Tax Returns.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for each Company and the Subsidiaries for any taxable period ending on or before the Base Closing Date that are filed after the Base Closing Date (or, with respect to China CS, the China Closing Date).  Such Tax Returns shall be prepared in a manner consistent with past practice, except to the extent required by Law.

(e) Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for any Straddle Period.  Buyer shall submit all Straddle Period Income Tax Returns to Seller for its review and comment at least thirty (30) days prior to the due date for filing such Income Tax Returns, and Buyer and Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Returns.  Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes that relates to the portion of any Straddle Period ending on the Base Closing Date (or, with respect to China CS, the China Closing Date), except to the extent such Taxes are reflected in the Base Final Net Working Capital or the China Final Net Working Capital, or were paid by or on behalf of the Companies prior to the Base Closing or the China Closing ,as applicable, or by Seller after the Base Closing or the China Closing, as applicable.  For purposes of this Section 6.17(e), the portion of such Tax that relates to the portion of any Straddle Period ending on the Base Closing Date (or, with respect to China CS, the China Closing Date) shall (x) in the case of any Income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes be deemed equal to the amount that would be payable if the relevant Tax period ended on the Base Closing Date (or, with respect to China CS, the China Closing Date) and (y) in the case of any periodic Taxes and Taxes other than Taxes in (x) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Base Closing Date (or, with respect to China CS, the China Closing Date) and the denominator of which is the number of days in the entire Tax period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices, policies and Tax Returns of Seller, each Company, and the Subsidiaries.

(f) Any Tax refunds and interest thereon that are received by Buyer or any Company (or the Affiliates of any of them), including without limitation those set forth on Schedule 6.17(f) and any amounts credited against Tax to which Buyer or the Companies (or the Affiliates of any of them) become entitled, that relate to Pre-Closing Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund and interest or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, except to the extent such refund or credit was reflected on the Base Final Net Working Capital or the China Final Net Working Capital.  In the event Buyer fails to pay Seller any such amounts due under this Section 6.17(f) within the time period specified, Buyer shall pay, in addition to the amounts due, interest on such amount, compounded annually, calculated using a 365 day year from the date of receipt or entitlement thereto through the date prior to the date of payment at the prime lending rate of JP Morgan Chase Bank as in effect from time to time.

(g) Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon written notice, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, preparation of the portion of any financial statement related to Taxes, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  Buyer and Seller shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 6.17.  Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 9.4 of this Agreement.

(h) Buyer shall not prepare or file any amended Tax Return with respect to each Company or any Subsidiary for any Pre-Closing Period (including any Straddle Period).  For the avoidance of doubt, no Tax attribute shall be carried back to any tax period beginning on or prior to the Base Closing Date.

(i) On or prior to the Base Closing, Seller shall have the right to cause any domestic corporate Subsidiary of CS to convert to a limited liability company in accordance with state Law (any such Subsidiary so converted is hereinafter referred to as a “Converted Subsidiary”), or in the case of Sterling Holding Company, merge with a domestic corporate Subsidiary or a Converted Subsidiary.  With respect to any Converted Subsidiary, neither Buyer nor any of its Affiliates shall take any action that would cause such Converted Subsidiary (or any successor thereto) to be treated as a corporation for federal Income Tax purposes at any time prior to January 1, 2016, including, but not limited to, by incorporating any such Converted Subsidiary, transferring all or part of the assets of such Converted Subsidiary to a corporation, or making an election to treat the Converted Subsidiary as a corporation pursuant to Treasury Regulation Section 301.7701-3.

(j) Buyer shall make an election under Code Section 338(g) with respect to the purchase of the UK Shares (“338 Election”). The parties shall report the sale of the UK Shares pursuant to this Agreement consistently with the 338 Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise.

6.18 Warranty Obligations.  Notwithstanding anything to the contrary herein, from and after the Base Effective Time (or, with respect to China CS, the China Effective Time), Buyer covenants and agrees to perform any and all obligations to repair or replace any products of the Companies and Subsidiaries that were shipped on or prior to the Base Closing Date (or, with respect to China CS, the China Closing Date), and any repair or replacement of the product will be at the sole cost and risk of Buyer.

6.19 Affiliate Transactions.  Except as set forth on Disclosure Schedule 6.19, on or prior to the Base Closing Date (or, with respect to China CS, the China Closing Date), Seller shall, and shall cause its Affiliates to, terminate, effective as of the Base Closing (or, with respect to China CS, the China Closing), all Contracts between Seller or any of its Affiliates, on the one hand, and a Company or Subsidiary, on the other hand, relating to the Business; provided that in no event shall any Company or Subsidiary pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release other than amounts due in accordance with the termination of such Affiliate Contracts.

6.20 Company Debt.  All Company Debt will be paid off and satisfied in full prior to or at the Base Closing (or, with respect to China CS, the China Closing).

6.21 Debt Financing Sources.  Notwithstanding anything to the contrary contained herein or otherwise, Seller acknowledges and agrees that neither it nor its Affiliates (including the Holding Companies) can directly enforce the obligations of Buyer’s lenders or other Persons that have committed to provide or otherwise entered into agreements, commitments, or instruments in connection with any financing by such lenders of Buyer or any other financing in connection with the transactions contemplated hereby (the “Debt Financing Sources”).  Notwithstanding anything to the contrary contained herein or otherwise, Seller agrees that neither it nor its Affiliates will initiate or participate in any action, suit, or proceeding (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing by the Debt Financing Sources of Buyer or any other financing in connection with the transactions contemplated hereby or the performance thereof.  Notwithstanding anything to the contrary contained herein or otherwise, Seller agrees and acknowledges that Buyer does not and will not have any obligation (whether or not requested by Seller) under this Agreement (including, pursuant to Section 9.9(b)) to initiate or participate in any action, suit, or proceeding, whether at law or in equity, against the Debt Financing Sources with respect to any matter related to or arising out of this Agreement, the Debt Commitment Letter, the Financing or the Debt Financing Agreements.  Except as set forth in this Section 6.21, nothing herein shall affect the rights of Seller or any Seller Indemnified Party against Buyer under this Agreement.  This Section 6.21 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

6.22 Assistance with Financing.  From the date hereof until the earliest to occur of (a) the Base Closing or (b) the date this Agreement is terminated pursuant to Section 11.2, Seller agrees to use commercially reasonable efforts to provide, and to cause the Holding Companies, the Companies, and the Subsidiaries to provide, all customary cooperation in connection with the arrangement of the Financing as may be reasonably requested by Buyer in order to satisfy the requirements set forth in the Debt Commitment Letter and otherwise to consummate the Financing; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Seller, the Holding Companies, the Companies, or the Subsidiaries.  The Buyer acknowledges and agrees the Seller and its Affiliates and their representatives shall not have any responsibility for, or incur any liability to any Person under, any Financing in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.22 and that the Buyer shall indemnify and hold harmless the Seller and its Affiliates and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.22, except to the extent arising or resulting from such Persons’ gross negligence or willful misconduct.  For the avoidance of doubt, in no way shall this Section 6.22 be deemed to be a condition to Closing and this Section 6.22 shall be ignored for purposes of the condition set forth in Section 7.1(b).

6.23 Financing.  Buyer shall use its reasonable best efforts to arrange and obtain the Financing, on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (a) maintain in effect the Debt Commitment Letter and any definitive document related to the Financing, (b) timely negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (collectively, the “Debt Financing Agreements”) on the terms and conditions contained in the Debt Commitment Letter or, if available, on other terms that are acceptable to the Buyer and would not adversely affect the ability of the Buyer to consummate the transactions contemplated herein, (c) satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and Debt Financing Agreements, and (d) consummate the Debt Financing at or prior to the Closing.  Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach of default) by any party to the Debt Commitment Letter or any Debt Financing Agreement; and (b) of the receipt of any written notice or other written communication from any Person with respect to any (i) actual or potential breach, default, termination, or repudiation by any party to the Debt Commitment Letter or any Debt Financing Agreement or any provisions of the Debt Commitment Letter or Debt Financing Agreement or (ii) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Debt Financing Agreement.  If any portion of the Financing becomes unavailable on terms and conditions (including flex provisions) contemplated by the Debt Commitment Letter, Buyer shall use reasonable best efforts to arrange and obtain financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. The Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing.  Buyer agrees and acknowledges that the obtaining of the Financing, or any alternative financing, is not a condition to the Base Closing or the China Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to the fulfillment or waiver of the conditions to the Base Closing set forth in ARTICLE VII.

6.24 Exclusive Dealing.

(a)           During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms and (ii) the Base Closing Date, Seller shall not take, and shall cause the Companies and their respective Affiliates and representatives to refrain from taking, any action, directly or indirectly, to solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Buyer (and its Affiliates and representatives), concerning the purchase of the Companies (whether by merger, recapitalization or other similar transaction).

(b)           Immediately following the execution of this Agreement, Seller shall, and shall cause its Affiliates, and each of their respective Representatives to terminate any existing discussions or negotiations with any Persons, other than Buyer (and its Affiliates and representatives), concerning the purchase of the Companies.

6.25 China CS Matters.

(a) After the date hereof, the Parties shall use their reasonable best efforts to obtain or complete, or procure to be obtained or completed, the approvals or actions set forth below (collectively, the “China Approvals”) as promptly as practicable and shall cooperate with the other Party in connection therewith:

(i) the resolutions of China CS’s board of directors and shareholder (as required) to achieve the following purposes shall have been passed to approve (y) the transaction as contemplated by the China Transfer Agreement and (z) the China CS New Articles;

(ii) the China Approval Authority shall have approved the transfer of the China Shares as contemplated hereunder and the China Transfer Documents;

(iii) China CS shall have obtained a revised business license from the designated local counterpart of the State Administration for Industry and Commerce showing Buyer or one of its Affiliates as the owner of one hundred percent (100%) of the equity interest in China CS;

(iv) China CS shall have obtained an approval from the designated local counterpart of the State Administration of Foreign Exchange to open an asset settlement account  (资产变现账户) for the receipt of the China Closing Payment; and

(v) China Holdings shall have opened an assets settlement account (资产变现账户) for the receipt of the China Closing Payment.

(b) Within two (2) Business Days hereof, Buyer shall cause to be executed by its designated Affiliate the China Transfer Agreement.  In addition, Buyer undertakes that it shall provide, or procure to be provided, all information and documents that are necessary to obtain or complete all China Approvals within ten (10) Business Days from the date of this Agreement and provide such other assistance in a timely manner reasonably requested by Seller or China CS from time to time that are required to obtain or complete the China Approvals, including execution of the China Transfer Documents.

(c) If, on a date on which the conditions under ARTICLE VII shall have been satisfied or waived, or could be satisfied on such date were the Base Closing to occur, all China Approvals have not been obtained or completed, then: (i) the Base Closing shall occur; (ii) the China Shares will not be transferred or delivered at the Base Closing and will remain part of Seller and be operated by Seller under the terms of Section 6.25(d)  until all China Approvals have been obtained or completed; (iii) subject to Section 6.25(a), the Parties shall continue to use their reasonable best efforts to obtain or complete the China Approvals as promptly as practicable and shall cooperate with the other Parties in connection therewith; (iv) within three (3) Business Days of the receipt or completion of all China Approvals to be agreed by the Parties, in accordance with the China Transfer Agreement, Buyer or one of its Affiliates shall acquire the China Shares from China Holdings and China Holdings shall transfer the China Shares to Buyer or one of its Affiliates (the “China Closing”); and (v) at the China Closing, Buyer shall deliver or cause to be delivered the China Closing Payment to China Holdings by wire transfer, in accordance with the wire instructions provided by Seller to Buyer no later than two (2) Business Days prior to the China Closing.

(d) During any period between the Base Closing and the China Closing, China CS shall be operated for the sole benefit, and at the direction of, Seller.  Without limiting the generality of the foregoing, the Parties agree that China CS shall be operated during such period in the Ordinary Course, including as follows:  (i) China CS shall be managed by the North American units of the Business under the same cost structure that existed immediately prior to the Base Closing; (ii) China CS shall be operated and managed in a manner in accordance with past practice and in compliance with Section 6.1; (iii) China CS will continue to manufacture products for the end market as well as products for consumption by the North American units of the Business; (iv) selling prices from China CS to the North American units of the Business will be determined in accordance with past practice as to timing and amount; (v) Buyer shall support the financial closing process for China CS in the same manner and timetable as such process was supported by the North American units of the Business prior to the Base Closing, including the Seller financial statement reporting system and including closing the books of China CS and providing reports to Seller on a monthly basis, on the same timetable as was used prior to the Base Closing; and (vi) Buyer shall license to China CS the right to use any intellectual property transferred to Buyer at the Base Closing that is used in the operations of China CS.  For the avoidance of doubt, notwithstanding anything to the contrary in this Section 6.25(d), it is the intention of the Parties not to transfer to Buyer the economic benefits and burdens (right to any income or receipts and responsibility for all Liabilities) of China CS until the actual transfer of the China Shares pursuant to Section 6.25.

(e) Buyer agrees that during any period between the Base Closing and the China Closing, Buyer shall operate CS, UK CS, and the Subsidiaries in the Ordinary Course as the same relates to China CS.

(f) For the purposes of the representations and warranties of Seller and any indemnification obligations of Seller pursuant to ARTICLE IX, the Parties shall deem the China Shares to have been transferred in their entirety upon the actual consummation of such transfer pursuant to Section 6.25(b).

(g) In the event that this Agreement is terminated pursuant to Section 11.2(iii) hereof, Seller shall work with Buyer in good faith to terminate the China CS business and to transition its business activities to Buyer.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Base Closing shall be subject to the satisfaction, on or prior to the Base Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1 Accuracy of Representations and Warranties and Performance of Obligations.

(a) The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) at and as of the time of the Base Closing, as if made on the Base Closing Date and the Base Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except: (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect; (ii) for activities permitted by this Agreement; and (iii) for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect).

(b) Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Base Closing Date.

(c) Seller shall deliver to Buyer at the Base Closing a certificate of an officer of Seller certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2 Consents and Approvals.  All filings with government authorities listed on Disclosure Schedule 3.1(d) (excepting those items listed under item 4 of Disclosure Schedule 3.1(d)) shall have been made and any approvals or consents required thereby shall have been granted. The filing and waiting period requirements of the HSR Act shall have been duly complied with.

7.3 No Contrary Judgment.  On the Base Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Agreement.

7.4 China Transfer Agreement.  On the Base Closing Date the China Transfer Agreement shall remain in full force and effect.

7.5 Deliveries.  Seller shall have made or tendered, or caused to be made or tendered, delivery to Buyer of the following:

(a) original certificates with respect to the CS Shares (or an indemnity in respect of any missing certificate), accompanied by instruments of transfer duly executed and in proper form for transfer to Buyer under applicable Law;

(b) original certificates with respect to the UK Shares (or an indemnity in respect of any missing certificate);

(c) the certificate required by an officer of Seller pursuant to Section 7.1;

(d) an executed counterpart signature page to each Related Agreement (other than the China Transfer Agreement), duly executed by Seller or its Affiliates, as applicable;

(e) the resignation of each of the directors of each of the Companies and Subsidiaries

(f) the resignation of each of the auditors of each of the Companies and Subsidiaries;

(g) the third party consents, if any, set forth on Schedule 7.5(g);

(h) a power of attorney in substantially the form attached hereto as Exhibit E, for the transfer of shares in a company such as UK CS;

(i) minutes of a meeting of the Board of Directors of Holdings Limited, in substantially the form attached hereto as Exhibit F, evidencing the approval of the transfer of the UK Shares; and

(j) an intellectual property license, duly executed by China CS, for any intellectual property transferred to Buyer at the Base Closing that is used in the operations of China CS (the “China Intellectual Property License”).

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Base Closing shall be subject to the satisfaction, on or prior to the Base Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

8.1 Accuracy of Representations and Warranties and Performance of Obligations.

(a) The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) at and as of the time of the Base Closing, as if made on the Base Closing Date and the Base Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (or, to the extent qualified by materiality within any such representation or warranty, true and correct in all respects) as of such particular date.

(b) Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Base Closing Date.

(c) Buyer shall deliver to Seller at the Base Closing a certificate of an officer of Buyer certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2 Consents and Approvals.  All filings with government authorities listed on Schedule 4.1 shall have been made and any approvals or consents required thereby shall have been granted. The filing and waiting period requirements of the HSR Act shall have been duly complied with.

8.3 No Contrary Judgment.  On the Base Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Agreement.

8.4 China Transfer Agreement.  On the Base Closing Date the China Transfer Agreement shall remain in full force and effect.

8.5 Deliveries.  Buyer shall have made or tendered, or caused to be made or tendered, delivery to Seller of the following:

(a) the certificate required by an officer of Seller pursuant to Section 8.1;

(b) an executed counterpart signature page to each Related Agreement (other than the China Transfer Agreement), duly executed by Buyer or its Affiliates, as applicable;

(c) the China Intellectual Property License, duly executed by Buyer; and

(d) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by Seller.  Subject to the limitations set forth in this ARTICLE IX, Seller shall indemnify and hold harmless Buyer against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Agreement or any Related Agreement by Seller;

(b) any breach of any of the representations and warranties made in this Agreement or any Related Agreement by Seller;

(c) any and all Liabilities arising under applicable product liability laws to the extent relating to any products sold by the Companies or any Subsidiaries prior to the Base Effective Time (or, with respect to China CS, the China Effective Time) for personal injury (including death) or property damage, to the extent such injury or damage occurs prior to the Base Effective Time (or, with respect to China CS, the China Effective Time); and

(d) any and all Environmental Conditions to the extent arising from activities of the Companies or Subsidiaries conducted prior to the Base Effective Time (or, with respect to China CS, the China Effective Time).

Any indemnification provided for under this Section 9.1 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of Buyer and its Affiliates (in all, the “Buyer Indemnified Persons”).

9.2 Indemnification by Buyer.  Subject to the limitations set forth in this ARTICLE IX, Buyer shall indemnify and hold harmless Seller against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:

(a) any breach, non-fulfillment or violation of the covenants made in this Agreement or any Related Agreement by Buyer or any of its Affiliates;

(b) any breach of any of the representations or warranties made in this Agreement or any Related Agreement by Buyer;

(c) the ownership, use or possession of the Companies, the Subsidiaries, the Shares or the conduct or operation of the Business (including the employment of the Transferred Employees) occurring prior to, at or after the Base Effective Time or, with respect to China CS, the China Effective Time) (except, in each such case, to the extent that Buyer is entitled to be indemnified pursuant to Section 9.1); and

(d) any claim made by a Transferred Employee for any reason due to any Transferred Employee’s termination or deemed termination of employment on or after the Base Effective Time (or, with respect to any Transferred Employee related to China CS, the China Effective Time) for any reason.

Any indemnification provided for under this Section 9.2 shall be deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of Seller and its Affiliates (in all, the “Seller Indemnified Persons”).

9.3 Notice and Payment of Losses.  Upon obtaining knowledge of any Loss, any Person entitled to indemnification under Section 9.1 or Section 9.2 (the “Injured Party”) shall give prompt written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”).  If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within thirty (30) days after receipt of the Notice of Claim, whereupon the Injured Party and the Indemnifying Party shall meet and attempt in good faith to resolve their differences with respect to such claim or indemnification.  If the dispute has not been resolved within thirty (30) days after the Parties first meet to attempt such resolution, either Party may initiate litigation in accordance with this Agreement.  If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Injured Party’s Notice of Claim.

9.4 Defense of Third Party Claims.

(a) If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Injured Party hereunder) (“Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Injured Party.  The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”); provided that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably), except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money.  For the avoidance of doubt, a claim or challenge asserted by a governmental agency, including without limitation, the IRS, the U.S. Department of Commerce or the U.S. Environmental Protection Agency, against an Injured Party shall be considered a Third Person Claim hereunder.  The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party.  If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter.  The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same.  If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, (a) the Injured Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement does not require the payment of money and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense.  The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

(b) Without limiting the foregoing, if the Injured Party has previously delivered a Notice of Claim to the Indemnifying Party, and the Indemnifying Party is or was eligible to but has not elected or did not elect to assume control of the defense of such claim, then the Injured Party shall promptly (a) disclose in writing to the Indemnifying Party any material new or materially changed allegations or claims being asserted against the Injured Party in respect of such claim, and (b) upon request of the Indemnifying Party, provide a written summary of the status of such claim to the Indemnifying Party (all of the information provided in clauses (a) and (b) above, if such summary discloses a change that is adverse to the Indemnifying Party, the “New Facts”).  Upon notice of New Facts, the Indemnifying Party shall again have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the Third Person Claim to which the New Facts relate subject to the terms and conditions of Section 9.4(a).  The failure of the Indemnifying Party to respond in writing to the New Facts within thirty (30) days after receipt thereof shall be deemed an election not to defend the Third Person Claim to which such New Facts relate.

9.5 Survival of Representations and Warranties.

(a) All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive for a period of twelve (12) months following the Base Closing Date and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim, until resolved or judicially determined; provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.25, 4.1, 4.2, 4.3 and 4.4 (each, a “Fundamental Representation” and collectively, the “Fundamental Representations”) shall survive until the expiration of the statute of limitations applicable to the matters set forth therein (except that in the case of Section 3.7 (“Taxes”), the survival period shall be until the expiration of the statute of limitations plus thirty (30) days).  No Party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

(b) It is the express intent of the Parties that if the applicable period set forth in Section 9.5(a) for the survival of the representations and warranties and for the making of claims for indemnification based on any breaches thereof is shorter than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable hereto shall be reduced to the survival period set forth in Section 9.5(a).  The Parties further acknowledge that the survival periods set forth in Section 9.5(a) are the result of arms’ length negotiation between Buyer and Seller and that Buyer and Seller intend for such survival period to be enforced as agreed by Buyer and Seller.

9.6 Limitation on Indemnification.

(a) No Injured Party shall be entitled to indemnification for Losses with respect to any individual claim unless the Losses associated with such claim exceed Fifty Thousand Dollars ($50,000) (“De Minimis Claim”).  Any De Minimis Claim shall not count toward calculation of the Indemnification Deductible.  For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants and agreements, and calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements will be disregarded provided, however, that the foregoing limitations shall not apply to the defined term “Material Contracts” in Section 3.10 or the phrase Material Adverse Effect as used in Section 3.6.

(b) The provisions for indemnity under Section 9.1(b) shall be effective only when the Losses for which indemnification is sought exceed one percent (1%) of the Purchase Price in the aggregate (the “Indemnification Deductible”), in which case the Injured Party shall be entitled to indemnification of the Injured Party’s Losses only in excess thereof; provided, however, that the Indemnification Deductible shall not apply in any manner whatsoever to any breach of a Fundamental Representation.

(c) The indemnification obligations of Seller pursuant to Section 9.1(b) shall be effective only until the dollar amount paid by Seller in respect of all Losses indemnified against under Section 9.1(b) aggregates an amount equal to five percent (5%)  of the Purchase Price; provided, however, that the limitation in this Section 9.6(c) shall not apply in any manner whatsoever to any breach of a Fundamental Representation.

(d) The indemnification obligations of Seller pursuant to Section 9.1(b) with respect to breaches of Fundamental Representations shall be effective only until the dollar amount paid by Seller in respect of all Losses indemnified against under Section 9.1(b) with respect to breaches of Fundamental Representations aggregates an amount equal to the Purchase Price.

(e) All indemnification obligations shall be paid in U.S. Dollars in the United States.

(f) Notwithstanding anything in this Agreement to the contrary, Buyer Indemnified Persons shall not be entitled to indemnification hereunder:

(i) to the extent any Loss is attributable to the negligence of Buyer after Closing;

(ii) to the extent such Loss was taken into account in determining Base Final Net Working Capital or China Final Net Working Capital; and

(iii) with respect to any Loss resulting from any breach of any representation or warranty, to Buyer’s Knowledge, on the Base Closing Date.

(g) If Seller’s indemnification obligation under Section 9.1 arises in respect of any indemnifiable event (i) for which a Buyer Indemnified Person receives indemnification from Seller and (ii) that results in any Tax benefit to such Buyer Indemnified Person for any Tax period (or portion thereof) beginning and ending after the Base Effective Time which would not, but for such indemnifiable event, be available, such Buyer Indemnified Person shall pay, or shall cause to be paid, to Seller an amount equal to the actual Tax savings produced by such Tax benefit reduced by the amount of any Tax detriment to such Buyer Indemnified Person as a result of the receipt of such indemnification.  Tax benefits and detriments shall be taken into account as and when actually received (whether paid, credited, or otherwise received). The amount of any such Tax savings for any Tax period shall be the amount of the reduction in Taxes payable to a Tax Authority by such Buyer Indemnified Person with respect to such Tax period (net of any Tax detriment resulting from the receipt of the indemnity payment) as compared to the Taxes that would have been payable to a Tax Authority by such Buyer Indemnified Person with respect to such Tax period in the absence of such Tax benefit.

(h) Each Party hereby agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Losses to be indemnified under this ARTICLE IX upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that may be indemnifiable hereunder.  If an Injured Party mitigates its Losses after the Indemnifying Party has paid the Injured Party under any indemnification provision of this Agreement in respect of such Losses, the Injured Party must promptly notify the Indemnifying Party and promptly pay to the Indemnifying Party the extent of the value of the benefit to the Injured Party of that mitigation (less the Injured Party’s reasonable costs of mitigation) within two (2) Business Days after the benefit is received.

(i) An Injured Party’s right to indemnification pursuant to Section 9.1 or Section 9.2, respectively, will be reduced by the amount payable by a third party (including an insurance company), or paid by such third party to another for the account or benefit of Seller or Buyer, as the case may be, with respect to the settlement or resolution of a claim for which Seller or Buyer, as the case may be, was entitled to indemnification hereunder.  Each party shall pursue in good faith recovery from such third parties and under all insurance policies available to it.  Each party shall remit to the other any such insurance or other third party proceeds that are paid to it with respect to Losses for which it has been previously compensated pursuant to Section 9.1.

9.7 Environmental Matters.  The Parties agree on behalf of themselves and their respective Affiliates that, in addition to the provisions set forth in Sections 9.3 and 9.4, with respect to any environmental matter subject to indemnification under Sections 9.1 (“Environmental Matters”):

(a) Seller shall have no obligation to indemnify Buyer or any of its Affiliates for any Losses arising out of or resulting from any environmental field work (e.g., testing, sampling, remedial action or clean-up activity) by or on behalf of any party other than Seller or Seller’s Affiliates at or in connection with activities relating to any real property used by the Companies, unless the environmental field work is:

(i) required to be performed under Environmental Law;

(ii) required to be performed pursuant to the written demand of an appropriate governmental authority;

(iii) reasonably necessary to defend or resolve a Third Person Claim pursuant to Sections 9.3 and 9.4 above, provided that Buyer and its Affiliates take no steps or actions to encourage such a Third Person Claim; and

(iv) conducted in connection with construction, renovation or maintenance projects that serve a legitimate business purpose and would be conducted in the Ordinary Course without regard to the possible existence of a right to indemnification under this Agreement or of potential future agreements to transfer or convey personal or real property or to secure financing.

(b) Nothing in this Agreement shall be construed to obligate Seller to indemnify Buyer or its Affiliates for any Losses related to Environmental Matters, to the extent such Losses have been caused, exacerbated, compounded or aggravated by any party other than Seller or any of its Affiliates, including, without limitation, Buyer, any of its Affiliates or any employee, agent, contractor, tenant, lessee, sublessee, licensee, permittee or invitee of any of the foregoing.

(c) With respect to the environmental field work subject to Seller’s indemnification obligation under Section 9.7(a) above, Buyer shall afford Seller the right to:

(i) access the applicable Leased Real Property;

(ii) engage in such activities as Seller deems reasonably appropriate;

(iii) select contractors and consultants to assist in the performance of the field work;

(iv) take the lead role in discussing the scope of the environmental field work with the applicable governmental authorities; and

(v) receive and have the opportunity to review and comment on all applicable draft and final environmental work plans, reports, and data related to Buyer’s environmental field work before submission of the same to third parties, including governmental authorities.  Buyer shall include all reasonable comments of Seller in such draft and environmental work plans, reports and data.

In the event that following receipt by Seller of reasonable notice from Buyer of its intent to properly exercise its rights in (i) though (v) above,  Seller does not (x) promptly advise Buyer that it will exercise its rights as set forth in (i) through (v) above, and (y) proceed with due diligence to exercise such rights, Buyer shall be entitled to exercise all such rights.

(d) Any obligation of Seller to indemnify Buyer for any Losses arising from an Environmental Matter shall be limited to, and its obligations under this Agreement shall be satisfied upon, the most cost-effective achievement of the minimum standards required to be met under applicable Environmental Laws, based on the use of the relevant property immediately prior to the Base Effective Time.  Both Parties expressly agree that such minimum standards may include, without limitation, risk-based clean-up remedies and standards, as well as the imposition of institutional controls (such as groundwater and other use restrictions) and other reasonable deed restrictions and engineering or institutional controls (subject to this Section 9.7).  Buyer shall cause any such deed restrictions or environmental covenants to be filed or recorded with the county clerk or other appropriate municipal or governmental authority and, to the extent permitted or provided by law, shall ensure that they are senior and paramount to any other liens affecting the use of the relevant property.  Buyer shall comply (and shall exercise reasonable efforts to cause third parties to comply) with any such institutional controls, use restrictions, deed restrictions and the like.

9.8 Characterization and Calculation of Indemnity Payments.  Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

9.9 Exclusive Remedy.

(a) Except as set forth in ARTICLE X and Section 6.8, the indemnification provisions set forth in this ARTICLE IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement, other than claims based on fraud; provided, however, that nothing in this Section 9.9(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to Section 9.9(b) hereof.  The Parties may not avoid the limitations on liability set forth in this ARTICLE IX by seeking damages for breach of contract, tort or pursuant to any other theory or liability.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor.  Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof.  A Party seeking any order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.  In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

9.10 Certain Damages.

(a) Except as set forth in the next sentence, in no event shall any Injured Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Agreement (including amounts indemnifiable under Sections 9.1 or 9.2) be deemed to include, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, damages calculated by “multiple of profits” or “multiple of cash flow” or similar valuation methodology.  The foregoing limitations shall in no event apply to any claim by a Seller Indemnified Person as a result of Buyer’s failure to close the transactions contemplated hereby in accordance with the terms of this Agreement, including, without limitation in connection with the failure of the representations and warranties in Section 4.6 to be true and correct as of the Closing Date or a breach by Buyer of its covenants and obligations in Section 6.23 hereof, provided, however, that in any such case the aggregate liability of Buyer to Seller Indemnified Person shall be limited to Twenty Million Dollars ($20,000,000).  Nothing in the preceding sentence shall limit the right of a Seller Indemnified Person to equitable relief (including specific performance).

(b) In addition, in no event shall any Injured Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Agreement (including amounts indemnifiable under Sections 9.1 or 9.2) be deemed to include, to the extent such Injured Party is Buyer or its respective Affiliates (including after the Base Closing or the China Closing, as applicable, the Companies and Subsidiaries), any Loss, liability, damage or expense to the extent included as a liability or expense on the Financial Statements (including the footnotes thereto) or to the extent included in the calculation of Base Final Net Working Capital or China Final Net Working Capital.

ARTICLE X
POST-CLOSING COVENANTS

10.1 Directors and Officers of China CS.

(a) As promptly as practicable following the China Closing, Buyer undertakes to Seller to complete the registration to remove the directors and legal representative of China CS with the relevant branch of the State Administration for Industry and Commerce and recordal within thirty (30) days from the China Closing, and pending such registration and recordal, to indemnify Seller, China Holdings and the relevant directors and legal representative in respect of any liability (and all Losses incurred in connection with such liability) arising in connection with such directors and legal representative being listed as officers of China CS.

(b) Seller shall use commercially reasonable efforts to cause each of the directors of the Companies and Subsidiaries to submit a letter of resignation effective on or before the China Closing Date.  As promptly as practicable following the China Closing Date, Seller shall, or shall cause the Companies and Subsidiaries to, take all actions necessary to eliminate the authority granted to each of the officers of the Companies and the Subsidiaries as designated by Buyer and designate with the relevant parties their replacements as shall be determined and identified in the sole and absolute discretion of Buyer.

10.2 China CS Purchase Price. Buyer shall provide, within three (3) Business Days from the China Closing, a confirmation (外国投资者收购中方股权出资确认登记证明) issued by the State Administration of Foreign Exchange confirming that the portion of the Purchase Price allocated to the China Shares has been paid in full.

10.3 Certain Litigation.  Simultaneously with the  Base Closing (or, in the case of China CS, the China Closing), the Companies and the Subsidiaries hereby convey, transfer and assign to Seller the Prior Litigation Rights and Seller hereby assumes and acquires the same, subject to the terms hereof.  Buyer shall and shall cause the Companies and the Subsidiaries to reasonably cooperate with Seller, its Affiliates and their counsel in connection with the assertion or prosecution of any Prior Litigation Rights, including the timely provision of reasonable documentation or data relevant to such matters and making available its personnel and providing such testimony as shall be reasonably necessary in connection with such matters.  Seller shall reimburse the Companies and the Subsidiaries for any reasonable out-of-pocket costs (other than attorney’s fees) incurred in providing such cooperation and assistance.  Seller agrees that it shall not list any of the Companies or Subsidiaries, or any predecessor thereto, as a party to any lawsuit involving any Prior Litigation Rights without obtaining Buyer’s prior consent, which consent shall not be unreasonably withheld.  In the event that Seller does not file suit based on such Prior Litigation Rights against a third party on or before the third (3rd) anniversary of the Base Closing, such Prior Litigation Rights shall expire and Seller shall not include any of the Companies or the Subsidiaries as a party in any subsequent litigation that may be filed without the prior consent of Buyer; provided, however, to the extent that Buyer files suit based on any Prior Litigation Rights following such three (3) year period, it shall reasonably inform Seller of the same and shall provide Seller with the benefits of any recovery related thereto, to the extent such recovery is related to the period prior to the Base Closing.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made: (i) when sent to a Party by facsimile or other electronic transmission, addressed to it at its facsimile number or e-mail address specified below; (ii) upon being delivered by courier delivery to the Party for whom it is intended; or (iii) five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 11.1, or, as applicable, using such other address, facsimile number or e-mail address as may be designated in writing hereafter by such Party.

If to Buyer:

Bel Fuse Inc.
206 Van Vorst Street
Jersey City, New Jersey 07302
Telephone:  (201) 432-0463
Facsimile: (201) 432-9542
E-mail: smukherjee@belf.com
Attn: Sejal Parikh-Mukherjee, Esq.

With copies to:

DeCotiis, FitzPatrick & Cole, LLP
Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
Telephone:  (201) 907-5234
Facsimile:  (201) 928-0588
E-mail:  jkramer@decotiislaw.com
Attn: Jeffrey G. Kramer, Esq.

If to Seller:

Emerson Electric Co.
8000 W. Florissant
St. Louis, Missouri 63136
Telephone:  (314) 553-2706
Fax:  (314) 553-1365
E-mail: bob.levy@emerson.com
Attention: Robert M. Levy

With a copy to:

Emerson Electric Co.
8000 W. Florissant
St. Louis, Missouri 63136
Telephone:  (314) 553-2082
Fax:  (314) 553-1232
E-mail: vanessa.mckenzie@emerson.com
Attention: Vanessa R. McKenzie

With a copy to:

Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone:  (314) 259-2000
Fax:  (314) 259-2020
E-mail: joel.lander@bryancave.com
Attention: Joel N. Lander

11.2 Termination.  This Agreement may only be terminated by (i) mutual written consent of Seller and Buyer, (ii) Seller or Buyer, if the Base Closing shall not have occurred on or before August 14, 2014 (the “End Date”), other than as a result of the breach of this Agreement by the Party seeking to so terminate this Agreement; provided, however, Seller shall have the option, in its sole discretion, at any time prior to the termination of this Agreement, to extend the End Date by up to an additional 90 days; (iii) Seller or Buyer with respect to the purchase and sale of the China Shares only, if the China Closing shall not have occurred on or before November 16, 2014, other than as a result of a breach of this Agreement pertaining to the purchase and sale of the China Shares only; or (iv) by Buyer or Seller in the event that there shall be any applicable material Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (as evidenced by a written opinion of counsel to the party seeking termination and acceptable to the other party), or any governmental authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (iv) has used its reasonable best efforts to contest such Law or remove such order, as the case may be.  In the event of any termination of the Agreement as provided in this Section 11.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Seller or any of the Debt Financing Sources, except with respect to any breach of any covenant or obligation in this Agreement or any intentional breach of any representation or warranty in this Agreement occurring prior to termination and except that the provisions of Section 6.7, Section 6.21, Section 9.10(a), Section 11.2, Section 11.10, Section 11.13, Section 11.14 and Section 11.16 shall survive any such termination of this Agreement.

11.3 Entire Agreement.  This Agreement, the Schedules, Disclosure Schedules and Exhibits hereto and the Related Agreements embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter hereof and thereof.  The Parties acknowledge and agree that the China Transfer Agreement is executed simply for the purposes of effecting the transfer of equity interest in China CS in accordance with the local requirement in China and that all rights and obligations of the Parties shall continue to be governed by this Agreement.  In the event of conflict or discrepancy between this Agreement and the China Transfer Agreement, this Agreement shall prevail.

11.4 Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.

11.5 Assignment; Binding Agreement.  This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by Buyer (other than to an Affiliate, provided that no such assignment shall relieve the Buyer of any liability or obligation hereunder) without the prior written consent of Seller, or by Seller without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

11.6 Counterparts.  This Agreement may be executed by facsimile or other digital means, simultaneously in multiple counterparts or in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7 Expenses.  Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its due diligence, negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

11.8 Headings; Interpretation.  The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Each reference in this Agreement to an Article, Section, Schedule, Disclosure Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule, Disclosure Schedule or Exhibit attached to this Agreement, respectively.  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.  All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.  For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published by the New York Times shall be used.  References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.

11.9 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of law rules thereof.

11.10 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the state courts located in the Borough of Manhattan, State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts located in Borough of Manhattan, New York.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.10.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts located in the Borough of Manhattan, New York or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection. Notwithstanding anything to the contrary contained herein or otherwise, each of the Parties agrees that it will not bring or support any suit, action, or other proceeding (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing by the Debt Financing Sources of Buyer or any other financing in connection with the transactions contemplated hereby or the performance thereof, in any forum other than the state courts located in the Borough of Manhattan, State of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  This Section 11.10 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

11.11 Disclosure Generally.  All Schedules and Disclosure Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules or Disclosure Schedules or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all Schedules and Disclosure Schedules.  If and to the extent any information required to be furnished in any Disclosure Schedule is contained in this Agreement or in any other Disclosure Schedule, such information shall be deemed to be included in all of the Disclosure Schedules in which the information would otherwise be required to be included; provided that the applicability of such disclosure to such other Disclosure Schedule is reasonably apparent on its face.  By listing matters on the Disclosure Schedules, Seller or any of its Affiliates shall not be deemed to have established any materiality standard, admitted any Liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of Seller contained in this Agreement.  The information contained in the Schedules and Disclosure Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

11.12 No Waiver.  No disclosure of information made in this Agreement or required to be made pursuant to this Agreement shall be deemed to constitute a waiver of the attorney-client privilege or work product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

11.13 Amendment and Waiver.  Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  Notwithstanding anything to the contrary contained herein or otherwise, Section 6.21, Section 6.22, Section 6.23, Section 11.2, Section 11.10, Section 11.13, Section 11.14, and Section 11.16 shall not be amended, modified, or supplemented in a way that could reasonably be expected to be adverse to any Debt Financing Source except by an instrument in writing specifically designated as an amendment hereto and executed by the Debt Financing Sources.  This Section 11.13 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

11.14 No Third Party Beneficiaries or Other Rights.  Except with respect to Section 6.21, Section 11.2, Section 11.10, Section 11.13, Section 11.14, and Section 11.16, nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto.  The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities laws.  This Section 11.14 is intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources and their respective successors and assigns.

11.15 Release.  Effective as of the Base Closing (or, with respect to China CS, the China Closing), each of Seller, JTP, China Holdings and Holdings Limited (the “Releasors”) hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Companies and the Subsidiaries (each, a “Released Party”) from and against all Released Matters. “Released Matters” means any and all claims, demands, Losses, debts, obligations, actions and causes of action of any nature whatsoever, arising on or prior to the Base Closing Date (or, with respect to China CS, the China Closing Date), whether now known or unknown, suspected or unsuspected, that any Releasor now has, or at any time previously had solely arising as a record or beneficial stockholder of a Company or Subsidiary, arising by virtue of or in any matter related to any actions or inactions with respect to any Company or Subsidiary or their affairs arising before the Base Closing Date (or, with respect to China CS, the China Closing Date) (the “Claims”); provided that Released Matters shall not include (i) any right or Claims asserted pursuant to the transactions contemplated by this Agreement or the documents and instruments delivered hereunder, including without limitation pursuant to ARTICLE IX of this Agreement, (ii) any other Claims that Releasor may now have, may have ever had or any time could assert against any Released Party in any capacity other than as a record or beneficial holder of stock of the Companies or Subsidiaries (including, without limitation, Claims arising out of any commercial business activities engaged in the Ordinary Course between Releasor or any of its Affiliates, on the one hand, any of the Released Parties, on the other hand or under any contract such party may have with any Released Party in such other capacity), (iii) any Claims for which the facts or circumstances giving rise to such Claim first occur or arise following Closing, or (iv) any rights specifically identified in Disclosure Schedule 11.15.  It is the intention of the Seller in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 11.15 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by Seller and the Released Parties of all Released Matters.  Notwithstanding anything herein or otherwise to the contrary, the release contained in this Section 11.15 will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud or the breach of any applicable law on the part of such Released Party.  The invalidity or unenforceability of any part of this Section 11.15 shall not affect the validity or enforceability of the remainder of this Section 11.15, which shall remain in full force and effect.

11.16 WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, OR PROCEEDING (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY FINANCING BY ANY OF THE DEBT FINANCING SOURCES OF BUYER OR ANY OTHER FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THE PERFORMANCE THEREOF.  THIS SECTION 11.16 IS INTENDED TO BE FOR THE BENEFIT OF, AND SHALL BE ENFORCEABLE BY, THE DEBT FINANCING SOURCES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

SECTIONS 2.6 AND 2.7 OF THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

4320941.11

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

“BUYER”
BEL FUSE INC.

By:  /s/ Daniel Bernstein
Name: Daniel Bernstein
Title:  Chief Executive Officer and President

“SELLER”
EMERSON ELECTRIC CO.

By:  /s/ Robert M. Levy
Name:  Robert M. Levy
Title:  Vice President - Development

Signature Page to Stock Purchase Agreement